Exhibit 10.4

Execution Version

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER, THIS DEBT INSTRUMENT IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; PLEASE CONTACT KONSTANTIN POUKALOV, CHIEF FINANCIAL OFFICER, 450 EAST 29TH STREET, NEW YORK, NEW YORK 10016, TELEPHONE: (212) 308-6000 TO OBTAIN INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND THE YIELD TO MATURITY.

THIRD AMENDED AND RESTATED

SENIOR SECURED CONVERTIBLE CREDIT AGREEMENT

dated as of

August 28, 2015

between

KADMON PHARMACEUTICALS, LLC
as Borrower,

The Guarantors from Time to Time Party Hereto,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

MACQUARIE US TRADING LLC,
as Administrative Agent

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES AND EXHIBITS

Disclosure Schedule

Schedule 9.01	-	Existing Permitted Indebtedness of the Obligors
Schedule 9.02	-	Existing Permitted Liens Granted by the Obligors
Schedule 9.05	-	Existing Permitted Investments
Schedule 9.10	-	Existing Permitted Transactions with Affiliates
Schedule 9.13	-	Existing Permitted Sales and Leasebacks
Schedule 15.06	-	Additional Units

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Notice of Prepayment
Exhibit C	-	Form of Conversion Notice
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	[Intentionally Omitted]
Exhibit G	-	[Intentionally Omitted]
Exhibit H	-	Form of Intercompany Subordination Agreement
Exhibit I	-	Form of Assignment and Acceptance

Annex I	-	Lender Allocations

THIRD AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE CREDIT AGREEMENT, dated as of August 28, 2015 (this “Agreement”), among KADMON PHARMACEUTICALS, LLC, a Pennsylvania limited liability company (“Borrower”), the Guarantors from time to time party hereto, the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and MACQUARIE US TRADING LLC, and its successors and assigns, in its capacity as administrative agent, collateral agent and custodian for the Lenders (the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, Holdings (as defined herein), the Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Senior Secured Convertible Credit Agreement, dated as of November 26, 2014 (as amended, restated, modified or supplemented prior to the date hereof, the “Existing Convertible Credit Agreement”);

WHEREAS, the Borrower has requested that the Existing Convertible Credit Agreement be amended and restated pursuant to Section 10.2(b) thereof as provided herein;

WHEREAS, the Lenders are willing to so amend and restate the Existing Convertible Credit Agreement and by signing this Agreement the Lenders party to the Existing Convertible Credit Agreement evidence their agreement to do so;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Holdings, the other Guarantors, the Borrower, the Lenders and the Administrative Agent, agree as follows:

SECTION 1
DEFINITIONS

1.01        Certain Defined Terms.  As used herein, the following terms have the following respective meanings (additional terms are defined in Sections 3.03 and 15.14):

“Accounting Change Notice” has the meaning set forth in Section 1.04(a).

“Administrative Agent” has the meaning set forth in the introduction hereto.

“Administrative Agent Fee Letter” shall mean that certain fee letter, dated on or about the Original Closing Date, among the Administrative Agent, the Borrower and Holdings.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Obligor solely as a result of the Loan Documents, unless and until a conversion in accordance with Section 15 has occurred.

“Agreement” has the meaning set forth in the introduction hereto.

“Applicable Lending Office” means, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or other debt and similar extensions of credit in the ordinary course of its business and that is administered or managed or advised by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages or advises a Lender.

“Asset Sale” is defined in Section 9.09.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee of such Lender in the form attached hereto as Exhibit I, or otherwise acceptable to the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (except a Multiemployer Plan) (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Affiliated Lender” shall mean any Lender that, together with its Affiliates, has a direct or indirect beneficial ownership of Equity Interests of Holdings in an amount greater than twenty percent (20%) of the outstanding Equity Interests of Holdings on a fully diluted basis.

“Borrowing” means a borrowing of a Loan.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close (or are in fact closed).

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“CFC Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries.

“Change of Control” means the occurrence of any of the following:

(i)            prior to a Qualifying IPO:

(A)          Kadmon I, LLC shall own directly less than a majority, on a fully diluted basis, of the voting and economic power of Holdings;

(B)          any Person or group of Persons (within the meaning of Rules 13(d)(3) and 13(d)(5) under the Exchange Act) other than Kadmon I, LLC or the Closing Date Managing Member shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of managers or other governing body of Holdings; or

(C)          the managing member of Kadmon I, LLC shall cease to be either (i) the Closing Date Managing Member or (ii) another individual who is a member of Kadmon I, LLC on the date hereof;

(ii)           from and after a Qualifying IPO:

(A)          any Person or group of Persons (within the meaning of Rules 13(d)(3) and 13(d)(5) under the Exchange Act) other than Kadmon I, LLC or the Closing Date Managing Member (x) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in Holdings or (y) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of managers or other governing body of Holdings;

(B)          any Persons or group of Persons (within the meaning of Rules 13(d)(3) and 13(d)(5) under the Exchange Act) other than the Closing Date Managing Member shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in Kadmon I, LLC; or

(C)          the occupation of a majority of the seats (other than vacant seats) on the board of directors (or other equivalent body) of Holdings by Persons who were neither (x) nominated by the board of directors of Holdings, nor (y) appointed by directors so nominated; or

(iii)          at any time:

(A)          Holdings ceases to own and control, directly or indirectly, beneficially and of record, 100% of all of the Equity Interests of Kadmon Corporation;

(B)          Kadmon Corporation ceases to own and control, directly or indirectly, beneficially and of record, 100% of all of the Equity Interests of the Borrower;

(C)          Borrower shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of its Subsidiaries (except to the extent that any such Disposition of Equity Interests is expressly permitted hereunder);

(D)          any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Holdings or the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof); or

(E)           a “Change of Control” or any term of similar effect, as defined in the Non-Convertible Credit Facility Loan Documents or the Subordinated Junior Loan Documents.

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Class A Units” means the Class A Units of Holdings having the rights, preferences and privileges set forth in the Holdings LLC Agreement and any Equity Interests of Holdings resulting from any reclassification thereof and following an Incorporation Transaction, the Equity Interests of Holdings that the Class A Units of Holdings immediately prior to the Incorporation Transaction are converted into immediately after the Incorporation Transaction.

“Closing Date Managing Member” means the Person who is the managing member of Kadmon I, LLC as of the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).

“Collateral Representative” has the meaning set forth in the Non-Convertible Credit Facility Agreement.

“Commitment” means, with respect to each Lender, the Original Term Loan Commitments of such Lender. “Commitments” means such commitments of all Lenders in the aggregate.

“Commodity Account” is defined in the Security Agreement.

“Compliance Certificate” has the meaning given to such term in Section 8.01(d).

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Securities” means any evidences of Indebtedness, Options, Equity Interests or other securities convertible into or exchangeable, directly or indirectly, for Class A Units.

“Co-Promote Product” means any current or future product licensed, marketed, sold, co-promoted, or otherwise commercialized by any Obligor or Subsidiary thereof to the extent that no Obligor or Subsidiary thereof holds the Regulatory Approval for such product, including without limitation Syprine®, Qsymia®, and each of their respective successors and any line-extensions.

“Copyright” is defined in the Security Agreement.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Interest” means interest payable at the Default Rate.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Deposit Account” is defined in the Security Agreement.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any State of the United States or the District of Columbia.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any investment fund or other entity that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” shall mean all units, stock, shares, options, warrants, Convertible Securities, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11 1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xiv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (xv) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (xvi) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, and any statute successor thereto, in each case as amended from time to time.

“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Bloomberg screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Bloomberg screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and Administrative Agent or, in the absence of such agreement, such Exchange Rate shall instead be determined by Administrative Agent by any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax, (b) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, that are Other Connection Taxes, (c) U.S. federal withholding Taxes that are imposed on amounts payable to or for the account of Lender to the extent that the obligation to withhold amounts existed pursuant to a law in effect on the date that (i) Lender became a “Lender” under this Agreement or (ii) such Lender changes its lending office, except in each case to the extent Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03, (d) any Taxes imposed under with FATCA, and (e) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“Existing Convertible Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing First Lien Debt” means (i) that certain Third Amended and Restated Credit Agreement, dated as of November 26, 2014, and amended as of March 10, 2015, among Borrower, Holdings, the lenders party thereto and Macquarie US Trading LLC, as administrative agent, collateral agent and custodian for the lenders, and (ii) the “Loan Documents” as defined therein.

“Existing Warrants” has the meaning set forth in Section 13.21.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current and future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.

“Fee Letter” means that certain fee letter agreement, dated as of the date hereof, between Borrower and the Lenders.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary of Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.  Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation Regulatory Authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.11(a), is required to become a “Guarantor”.

“Guaranteed Obligations” has the meaning set forth in Section 12.01.

“Guarantors” means each Person identified under the caption “GUARANTORS” on the signature pages hereto and each Subsidiary of Borrower or other Person that becomes, or is required to become, a “Guarantor” after the date hereof pursuant to Section 8.11(a).

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic in respect of human health and protection of the environment or natural resources, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Historical Financial Statements” means, (i) the audited financial statements of Holdings and its Subsidiaries for the immediately preceding fiscal year, consisting of balance sheets and the related consolidated statements of income and cash flows for such fiscal year, and (ii) the unaudited financial statements of Holdings and its Subsidiaries as of the most recent fiscal quarter ended after the date of the most recent audited financial statements, consisting of  balance sheets and the related consolidated statements of income and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by a Responsible Officer of Borrower that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdings” means Kadmon Holdings, LLC, a Delaware limited liability company, or any successor permitted by Section 9.03(g).

“Holdings LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Holdings dated as of June 27, 2014, as amended as of the date hereof (as amended, restated or modified from time to time).

“Incorporation Transaction” means the conversion of Holdings into a corporation (whether by conversion or by merger of Holdings into a newly organized entity with no liabilities, formed solely for the purpose of consummating an Incorporation Transaction).

“IND” means (i) (x) an investigational new drug application (as defined in the FD&C Act) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure and (y) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business; provided, that for purposes of Section 11.01(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures subject to adequate reserves), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (l) all other obligations required to be classified as indebtedness of such Person under GAAP.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 13.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyright, and Technical Information, whether registered or not, domestic and foreign.  Intellectual Property shall include all:

(a)           applications or registrations relating to such Intellectual Property;

(b)           rights and privileges arising under applicable Laws with respect to such Intellectual Property;

(c)           rights to sue for past, present or future infringements of such Intellectual Property; and

(d)           rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” has the meaning set forth in Section 6.01(d)(x).

“Intercreditor Agreement” has the meaning set forth in Section 6.01(d)(xi).

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Kadmon Corporation” means Kadmon Corporation, LLC.

“Key Person” means Harlan W. Waksal, M.D.

“Landlord Consent” means a landlord consent in form and substance satisfactory to the Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the introduction hereto.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the balance of unencumbered cash and Permitted Cash Equivalent

Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which Administrative Agent has a perfected security interest.

“Loan” means each loan advanced by a Lender pursuant to Section 2.01 and Section 2.02.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Fee Letter, the Administrative Agent Fee Letter, the Intercreditor Agreement, the Intercompany Subordination Agreement and any other subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate executed for the benefit of the Secured Parties in connection with this Agreement or any of the other Loan Documents, in each case, as amended, restated, supplemented or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, condition (financial or otherwise), operations, performance or Property of Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to pay or perform its obligations under the Loan Documents, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of the Lenders under any of the Loan Documents.

“Material Agreement” means (A) any agreement listed in Schedule 7.14 of the Disclosure Schedule and (B) any other agreement held by any Obligor from time to time, the absence or termination of which would reasonably be expected to result in a Material Adverse Effect; provided, however, that “Material Agreement” excludes: (i) any license implied by the sale of a product; (ii) any paid-up license for commonly available software programs under which an Obligor is the licensee; and (iii) any Loan Document.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $2,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means, the Obligor Intellectual Property described in Schedule 7.05(c) of the Disclosure Schedule and any other Obligor Intellectual Property after the date hereof the loss of which could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means, as of any date, any Subsidiary (i) whose total assets, (x) as of that date, have a fair market value exceeding $250,000 or (y) together with all other Subsidiaries that have not been designated Material Subsidiaries and made Guarantors, as of that date, have a fair market value exceeding 5% of the fair market value of the consolidated assets of the Obligors, or (ii) whose total Revenues (x) as of that date, for the 12-month period then completed, exceed $250,000 or (y) together with all other Subsidiaries that have not been designated Material Subsidiaries and made Guarantors, as of that date, for the 12-month period then completed, exceed 5% of the consolidated total Revenues of the Obligors for such period, or (iii) that, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Borrower.

“Maturity Date” means the earlier to occur of (i) the Stated Maturity Date, and (ii) the date on which the Loans are accelerated pursuant to Section 11.02.

“Maximum Rate” has the meaning set forth in Section 13.18.

“MeiraGTx” means MeiraGTx Limited, a company organized under the laws of England and Wales, together with its successors and Subsidiaries.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NDA” means (i) (x) a new drug application (within the meaning of Section 505 of the FD&C Act, and for the avoidance of doubt, includes an application whether filed under paragraph (b) or (j)) and (y) any similar application or functional equivalent relating to any new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Non-Convertible Credit Facility Agreement” shall mean the Credit Agreement, dated on or about the date hereof (as amended or modified from time to time), between the Borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto and Perceptive Credit Opportunities Fund, LP, as collateral representative.

“Non-Convertible Credit Facility Loan Documents” shall mean the Non-Convertible Credit Facility Agreement and the other “Loan Documents” under and as defined in the Non-Convertible Credit Facility Agreement.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, Borrower and the Guarantors and their respective successors and permitted assigns.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either, directly or indirectly, Class A Units or Convertible Securities.

“Original Closing Date” means June 17, 2013.

“Original Term Loan” means a term loan made by a Lender to Borrower on the Original Closing Date.

“Original Term Loan Commitments” shall mean, with respect to each Lender, the Loan outstanding on the Restatement Effective Date set forth with respect to such Lender on Annex I hereto, or in the case of a Person becoming a Lender after the Restatement Effective Date, the amount of the “Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be decreased pursuant to the terms hereof.  “Original Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The aggregate amount of the Loans outstanding on the Restatement Effective Date is $69,095,708.11.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

“Participant” has the meaning set forth in Section 13.05(e).

“Patents” is defined in the Security Agreement.

“PATRIOT Act” has the meaning set forth in Section 13.17.

“Payment Office” shall mean the office of the Administrative Agent located at 225 W. Washington Street, Suite 2100, Chicago, IL 60606, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those required under Environmental Laws.

“Permitted Acquisition” means any acquisition by any Obligor or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a)           immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

(b)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c)           in the case of the acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 8.11, if applicable;

(d)           such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) (i) shall be engaged or used, as the case may be, in the same (or similar or related) business or lines of business in which Borrower and/or its Subsidiaries are engaged or (ii) shall have a similar customer base as Borrower and/or its Subsidiaries; and

(e)           on a pro forma basis after giving effect to such acquisition, Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10.01 and 10.02.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (ii) commercial paper maturing no more than one (1) year after its creation and having a rating of at least “A-1” from Standard & Poor’s Ratings Group or at least “P-1” from Moody’s Investors Service, Inc., (iii)

any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (a) any Lender or (b) any commercial bank that is (I) organized under the laws of the United States, any state thereof or the District of Columbia, (II) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (III) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (iv) shares of any United States money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i), (ii) or (iii) above, (b) has net assets in excess of $500,000,000 and (c) has obtained from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. the highest rating obtainable for money market funds in the United States and (v) investments by any Foreign Subsidiaries in any foreign equivalents of the investments described in clauses (i) through (iii) above, provided that, (a) investments described in this clause (v) by any Foreign Subsidiary shall be limited to (I) securities issued by a country that is a member nation of the Organisation of Economic Cooperation and Development or by issuers formed under the laws of such a country, or (II) in the case of Foreign Subsidiaries operating in countries that are not member nations of the Organisation of Economic Cooperation and Development, investments customarily used by corporations for cash management purposes in such jurisdictions in the ordinary course of business of such corporations and (b) in the case of investments equivalent to clause (i), the issuer has an investment grade sovereign debt rating from Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Priority Liens” means (i) Liens permitted under Section 9.02(e), (f), (g), (i) or (l), and (ii) Liens permitted under Section 9.02(d) provided that such Liens are also of the type described in Section 9.02(e), (f), (g), (i) or (l).

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (i) shall not result in such Indebtedness having an outstanding principal amount in excess of the sum of the outstanding principal amount of such Indebtedness as in effect immediately prior to such refinancing, accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with such extension, renewal or replacement, (ii) shall not contain or impose terms relating to such Indebtedness  relating to outstanding principal, amortization, maturity, collateral (if any), subordination (if any), or other material terms that, in each individual case or taken as a whole, are less favorable in any material respect to the Obligors and their Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such Indebtedness immediately prior to the effectiveness of any such extension, renewal or replacement, (iii) shall have an applicable interest rate which does not exceed the rate of interest of the Indebtedness being replaced (excluding any interest paid in kind), and (iv) shall not contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of such Indebtedness.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or

Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium” has the meaning set forth in Section 3.03.

“Product” means any current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor to the extent that (i) any Obligor holds the Regulatory Approval for such product, and (ii) such product is listed on Schedule 7.05(d) of the Disclosure Schedule (as such schedule may be added to from time to time by Obligors with the consent of Administrative Agent); provided that, solely for purposes of determining compliance with Section 10.2, “Product” shall include all products developed, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor regardless of whether any Obligor holds the Regulatory Approval for such products.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, pre and post approvals, drug master files, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations or authorizations of any Governmental Authority necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product or Co-Promote Product in any country or jurisdiction, including without limitation INDs, NDAs or similar applications.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, importation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a fraction, expressed as a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Loan), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Loans of all Lenders) and (ii) with respect to all payments, computations and other matters relating to the Loans of any Lender, a fraction, expressed as a percentage obtained by dividing (a) the outstanding Loans of that Lender by (b) the aggregate outstanding Loan amount of all Lenders.

“Public Offering” means an underwritten public offering of Holdings’ (or a successor entity’s) common equity pursuant to a registration statement declared effective under the Securities Act (excluding an offering of securities of Holdings to be issued as consideration in connection with a business acquisition or pursuant to an employee benefit plan).

“Qualified IPO” means a Public Offering at an implied aggregate equity valuation of Holdings’ (or a successor entity) of at least $1.0 billion.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Recipient” means any Lender, the Administrative Agent or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Price” means, with respect to any prepayment of the Loans, an amount equal to the aggregate principal amount of the Loans being prepaid, plus the Prepayment Premium, plus any accrued but unpaid interest and any fees then due and owing.

“Register” has the meaning set forth in Section 13.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means (i) any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing and (ii) with respect to any Product or Co-Promote Product, all approvals, clearances, authorizations, orders, exemptions, registrations, certifications, licenses and Permits granted by any Regulatory Authorities, including all NDAs and Product Authorizations held by any Obligor or any of their respective licensors, as applicable, or that are pending before the FDA or equivalent non-United States Governmental Entity with respect to the Products.

“Regulatory Authority” means any Governmental Authority that by law possesses jurisdiction and oversight responsibilities with respect to the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of any Obligor, including the FDA and all equivalent of such agencies in other jurisdictions.

“Related Parties” means, collectively, any Person’s Affiliates and its and its Affiliates’

partners, directors, officers, employees, agents, trustees and advisors.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” means Lenders holding greater than two-thirds of the aggregate outstanding principal balance of the Loans; provided, however, that in each case, to the extent that any Lender is a Borrower Affiliated Lender, such Borrower Affiliated Lender, and all of its Loans shall be excluded for purposes of determining Required Lenders, unless such Lender and its Approved Funds and Affiliates owns all of the Loans.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Responsible Officer” of any Person means each of the chief executive officer, chief financial officer and any other officer appointed by the board of directors (or other equivalent body) of such Person.

“Restatement Effective Date” shall mean the date on which the conditions precedent set forth in Section 6.01 have been satisfied or waived in accordance with Section 13.04.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Equity Interests of Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of Equity Interests of Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Obligor or Subsidiary thereof to create, incur or permit to exist any Lien upon any of its property or assets (other than (x) specific property to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (y) customary provisions in contracts (including without limitation leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (z) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(i), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (ii) the ability of any Subsidiary of any Obligor to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to such Obligor or any Subsidiary thereof or to Guarantee Indebtedness of such Obligor or any Subsidiary thereof.

“Revenue” of a Person means all revenue properly recognized under GAAP, consistently applied, less all rebates, discounts and other price allowances.

“Secured Parties” means Administrative Agent and each Lender, each other Indemnified Party and any other holder of any Obligation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Obligors and Administrative Agent, granting a security interest in the Obligors’ personal Property in favor of Administrative Agent for the benefit of the other Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Landlord Consent, and each other security document, control agreement or financing statement delivered by or on behalf of any Obligor in order to perfect Liens in favor of Administrative Agent for the benefit of the other Secured Parties.

“Securities Account” has the meaning set forth in the Security Agreement.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the date hereof, entered into by one or more Obligors in favor of Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent (and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person, as of any date of determination, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred and does not intend to incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Stated Maturity Date” means June 17, 2018.

“Subordinated Junior Loan Documents” means (i) those certain Second-Lien Convertible PIK Notes due 2019, dated as of the date hereof, by Borrower in favor of the purchasers party thereto and (ii) the “Securities Documents” as defined therein.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b)

that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  As of the date hereof, neither MeiraGTx Limited, a company organized under the laws of England and Wales, nor NT Life Sciences, LLC, a Delaware limited liability company, qualifies as a Subsidiary.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” is defined in the Security Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, and the Borrowings (and the use of the proceeds of the Loans).

“UK Subsidiaries” means Three Rivers Pharmaceuticals Limited, Three Rivers Global Pharma Limited and Kadmon International Ltd.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.02        Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  All components of financial calculations made to determine compliance with this Agreement, including Section 10, shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any acquisition consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

1.03        Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property” , which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted).  Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

1.04        Changes to GAAP.  If, after the date hereof, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8, 9 or 10 to be materially different than the amount that would be determined prior to such change, then:

(a)           Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to Administrative Agent within 30 days of such change;

(b)           either Borrower or Administrative Agent may indicate within 90 days following the date of the Accounting Change Notice that it wishes to revise the method of calculating such financial covenants or amend any such amount, in which case the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants;

(c)           until Borrower and Administrative Agent have reached agreement on such revisions, (i) such financial covenants or amounts will be determined without giving effect to such change and (ii) all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP;

(d)           if no party elects to revise the method of calculating the financial covenants or amounts, then the financial covenants or amounts will not be revised and will be determined in accordance with GAAP without giving effect to such change; and

(e)           any Event of Default arising as a result of such change which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.

SECTION 2
THE COMMITMENT

2.01        Commitments.  Subject to the terms and conditions set forth herein, each Lender made an Original Term Loan to the Borrower in a principal amount equal to the Original Term Loan Commitment of such Lender.

2.02        Funding of Term Loans.

(a)           Each Lender previously made available its Original Term Loan hereunder and no further obligations to lend hereunder exist.

(b)           [Intentionally Omitted].

(c)           The Lenders and the Obligors agree that after giving effect to any amendment fee and all outstanding Loans as of the Restatement Effective Date, the amounts owed to each Lender hereunder are set forth on Annex I hereto. The aggregate amount of the Loans outstanding on the Restatement Effective Date is $69,095,708.11.

2.03        Fees.  (a) Borrower shall pay to the Lenders all fees in the amounts and at the times agreed upon in the Fee Letter. (b) The Borrower shall pay to the Administrative Agent for its own account all fees in the amounts and at the times previously agreed upon in the Administrative Agent Fee Letter.

2.04        [Intentionally Omitted].

SECTION 3
PAYMENTS OF PRINCIPAL AND INTEREST

3.01        Repayment.

(a)           Repayment.  The Borrower shall repay, to the Administrative Agent for the benefit of the Lenders, the then aggregate unpaid principal balance of the Loans (after taking into account any deemed repayments thereof upon a conversion in accordance with Section 15) remaining outstanding and all accrued and unpaid interest thereon on the Maturity Date.

(b)           Deemed Payment Upon Conversion.  Upon the due conversion of any portion of any Loan in accordance with Section 15, including delivery to the Administrative Agent of the notice required under Section 15.02(b), and the issuance of the applicable Equity Interests to the Exercising Lender in accordance with Section 15, the principal amount of such portion of such

Loan and any accrued interest thereon constituting the Conversion Amount with respect to such portion of such Loan so converted shall be deemed paid in full and no longer outstanding.

3.02        Interest.

(a)           Interest Generally.  Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders interest payable in kind on each Loan at a rate per annum equal to ten percent (10.0%).

(b)           Default Interest.  Notwithstanding the foregoing, from and after the occurrence and during the continuance of any Event of Default, the interest payable pursuant to Section 3.02(a) shall increase automatically by 3.00% per annum (such aggregate increased rate, the “Default Rate”).  Notwithstanding any other provision herein (including Section 3.02(d)), if interest is required to be paid at the Default Rate, it shall be paid entirely in cash.  If any Obligation is not paid when due under the applicable Loan Document, the amount thereof shall accrue interest at a rate equal to 3.00% per annum (without duplication of interest payable at the Default Rate).

(c)           Interest Payment Dates. Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Loans shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date and paid by adding such accrued interest to the outstanding principal balance amount of the Loans.  All Default Interest shall be payable on demand and paid by adding such accrued Default Interest to the outstanding principal amount of the Loans.

3.03        Prepayments.

Optional Prepayments.  Borrower may not, at any time prior to the Maturity Date, prepay, in whole or in part, the Loans other than (a) a deemed repayment of the Loans upon a conversion thereof in accordance with Section 15, or (b) any full or partial prepayment or repayment of any Loan upon (i) a Change of Control, but, for the avoidance of doubt, excluding any Loan subject to a Conversion Notice, or (ii) acceleration of the maturity of the Loan (whether such acceleration has occurred in accordance with the terms hereof or by law, including by virtue of a bankruptcy or similar event) but, for the avoidance of doubt, excluding any Loan subject to a Conversion Notice; provided, that any such payment pursuant to this clause (b) shall be accompanied by the Prepayment Premium.  The Borrower will provide irrevocable written notice, in the form attached hereto as Exhibit B, to the Administrative Agent by 12:00 p.m. (Eastern Time) not less than one (1) Business Day prior to the date of any prepayment in accordance with this Section 3.03.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Loan or portion thereof to be prepaid and shall be accompanied by the payment of the appropriate Prepayment Premium by a wire transfer in immediately available funds by 12:00 p.m. (Eastern Time) to the Administrative Agent at the Payment Office.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s prepayment amount in proportion to such Lender’s Pro Rata Share of the Loans.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 3.02(c). For the avoidance of doubt, any prepayments permitted pursuant to Section 13.04(d) shall not be subject to this Section 3.03.

“Prepayment Premium” means a fee payable in cash under this Agreement that is an Obligation hereunder secured by the Collateral in an amount equal to the Make Whole Amount.

“Make Whole Amount” means, with respect to any Called Principal of Loans, an amount equal to the greater of (a) the Discounted Yield Value thereon for the Called Principal Determination Period, and (b) an amount in cash equal to the Additional Units per $1,000 of principal amount multiplied by the greater of (i) the VWAP and (ii) the per Class A Unit consideration to be received in the Make Whole Adjustment Event.  For the purposes of determining the Make Whole Amount, the following terms have the following meanings:

“Applicable Percentage” means 0.50% (50 basis points).

“Called Principal” means, with respect to any prepayment of Loans pursuant to Section 3.03, the principal amount of such Loans so prepaid plus any accrued and unpaid interest thereon, and in the case of Loans that are accelerated, or that have become or are declared to be immediately due and payable pursuant to Section 8.1 or otherwise, or in respect of which a claim has arisen in any insolvency proceeding, as the context requires, the principal amount of the Loans so accelerated, or that have been declared, or have become, due and payable pursuant to Section 11.01, or as to which a claim has arisen in any insolvency proceeding.

“Called Principal Determination Date” means, with respect to any prepayment of Loans pursuant to Section 3.03, the date of such prepayment, and in the case of Loans that are accelerated, or that have become or are declared to be immediately due and payable pursuant to Section 11.01 or otherwise, or in respect of which a claim has arisen in any insolvency proceeding, as the context requires, the date of such acceleration, or that such Loans were declared or became due and payable, or that such claim in an insolvency proceeding arose, as applicable.

“Called Principal Determination Period” means, as to any Called Principal and related Projected Interest Payments, the period from the relevant Called Principal Determination Date to June 17, 2018.

“Discounted Yield Value” means, with respect to Projected Interest Payments on any Called Principal of Loans, the amount obtained by discounting the aggregate Projected Interest Payments that would accrue on such Called Principal during the Called Principal Determination Period therefor at a discount factor (applied on quarterly periodic basis for each fiscal quarter during the Called Principal Determination Period) equal to the Reinvestment Yield with respect to such Projected Interest Payments.

“Projected Interest Payments” means, as to any Called Principal of Loans, the aggregate amount of interest that would accrue during the Called Principal Determination Period therefor assuming that (x) such interest would accrue on each day during such Called Principal Determination Period at the same rate of interest as is applicable to the Loans hereunder on the relevant Called Principal Determination Date, and (y) such Called Principal remained outstanding in full during the entire Called Principal Determination Period.

“Reinvestment Yield” means, with respect to Projected Interest Payments on any Called Principal, the sum of the (x) Applicable Percentage plus (y) the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the applicable Called Principal Determination Date with respect to such related Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity as close as practicable to June 17, 2018, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the applicable Called Principal Determination Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity as close as practicable to June 17, 2018.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and longer than June 17, 2018 and (2) the applicable U.S. Treasury security with the maturity closest to and shorter than June 17, 2018.

SECTION 4
PAYMENTS, ETC.

4.01        Payments.

(a)           Borrower shall make each payment required to be made by it hereunder prior to 3:00 p.m. (Eastern Time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of Taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Subject to the last sentence of this subclause (c), if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, premium or interest on or fees in respect of any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest, premium and fees thereon than the proportion received by any other Lender with respect to its Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on, premium and fees in respect of their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or non-Lender Affiliate thereof (as to which the provisions of this paragraph shall apply).  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

4.02        Computations.  All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

4.03        [Intentionally Omitted].

4.04        [Intentionally Omitted].

SECTION 5
YIELD PROTECTION, ETC.

5.01        Additional Costs.

(a)           Change in Requirements of Law Generally.  If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, such Lender (or its Applicable Lending Office) or shall impose on such Lender (or its Applicable Lending Office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes, and (ii) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes”), then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)           Change in Capital Requirements.  If any Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of such Lender (or its parent) as a consequence of such Lender’s obligations hereunder or the Loans to a level below that which such Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)           Notification by Lender.  Each Lender promptly will notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.01.  Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender.  A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrower in the absence of manifest error.

(d)           Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02        Illegality.  Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof following which, if such Requirement of Law shall so mandate, the Loans shall be prepaid by Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03.

5.03        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, Other Taxes.

(c)           Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 5.03, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification.  Borrower shall reimburse and indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to

Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Status of Lenders.

(i)            To the extent that any Lender is entitled to an exemption from, or reduction of withholding Tax with respect to, payments made under any Loan Document, such Lender shall timely deliver to Borrower and Administrative Agent such properly completed and executed documentation reasonably requested by Borrower and Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, such Lender shall deliver such other documentation prescribed by applicable law as reasonably requested by Borrower and Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (B), (C) or (D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A)          any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form), as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form), as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI (or successor form);

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form), as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN (or successor form), IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)          any Foreign Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent any forms and information necessary to establish that such Foreign Lender is not subject to withholding tax under FATCA and such additional documentation reasonably requested by Borrower and Administrative Agent as may be necessary for Administrative Agent or Borrower and other Obligors to comply with their obligations under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date hereof.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Mitigation Obligations.  If Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(h)           Replacement of Lenders. If Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to this Section 5.03, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 13.05(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender and shall not be any Obligor or any Affiliate of any Obligor (other than a Lender)); provided, that (i) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees, including the Prepayment Premium, if any, and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from Borrower (in the case of all other amounts) and (iii) in the case of a claim for payments required to be made pursuant this Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(i)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(j)            Survival. Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 6
CONDITIONS PRECEDENT

6.01        Conditions to Effectiveness.  This Agreement shall become effective, and the Existing Convertible Credit Agreement shall be so amended and restated as provided herein, upon the satisfaction, or waiver in accordance with Section 13.04, of the following conditions on or before the Restatement Effective Date:

(a)           Terms of Material Agreements, Etc.  The Lenders shall be reasonably satisfied with the terms and conditions of all of the Obligors’ Material Agreements.

(b)           Payment of Fees and Expenses.  The Administrative Agent, the Lenders and any other party entitled to payment pursuant to the Loan Documents shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Restatement Effective Date, including without limitation reimbursement or payment of all out-of-pocket expenses of the Lenders, Administrative Agent and their Affiliates (including reasonable and documented fees, charges and disbursements of Akin Gump Strauss Hauer & Feld LLP) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under the Fee Letter and the Administrative Agent Fee Letter and the Administrative Agent Fee Letter.

(c)           Lien Searches.  The Lenders shall be satisfied with Lien searches regarding Borrower and its Subsidiaries made within two Business Days prior to such Borrowing.

(d)           Documentary Deliveries.  The Administrative Agent (or its counsel) shall have received the following documents, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)            Agreement.  This Agreement duly executed and delivered by Borrower and each of the other parties hereto.

(ii)           Security Documents.

(A)          The Security Agreement, duly executed and delivered by each of the Obligors.

(B)          Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor.

(C)          To the extent not previously delivered to the Administrative Agent or the Collateral Representative, original share certificates or other documents or evidence of title with regard to all Equity Interests owned by the Obligors (to the extent that such Equity Interests are certificated), together with share transfer documents, undated and executed in blank; provided that such documents and transfer documents may be delivered to the Collateral Representative in accordance with the Intercreditor Agreement.

(D)          [Intentionally Omitted].

(E)           Evidence satisfactory to the Administrative Agent of the filing of UCC-1 financing statements against each Obligor in its jurisdiction of formation or incorporation, as the case may be.

(F)           [Intentionally Omitted].

(G)          Without limitation, all other documents and instruments reasonably required to perfect the Administrative Agent’s Lien on, and security interest in, the Collateral required to be delivered on or prior to the Restatement Effective Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Administrative Agent, an enforceable Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(iii)          [Intentionally Omitted].

(iv)          [Intentionally Omitted].

(v)           Approvals.  Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the making and performance by the Obligors of the Loan Documents and the Transactions.

(vi)          Corporate Documents.  Certified copies of the constitutive documents of each Obligor (if publicly available in such Obligor’s jurisdiction of formation or organization) and of resolutions of the Board of Directors or its equivalent (or members, if required pursuant to such Obligor’s constitutive documents) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party.

(vii)         Incumbency Certificate.  A certificate of each Obligor as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(viii)        Opinions of Counsel.  A favorable written opinion of DLA Piper LLP (US), counsel to the Obligors, Tucker Arensberg, P.C., Pennsylvania counsel to Obligors, Steven N. Gordon, in-house counsel to the Obligors and such other local counsel as the Administrative Agent shall reasonably request, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Obligors, the Loan Documents and the transactions contemplated therein as the Administrative Agent or a Lender shall reasonably request.

(ix)          Insurance.  Certificates of insurance evidencing the existence of all insurance required to be maintained by Borrower pursuant to Section 8.05(b).

(x)           Intercompany Subordination Agreement.  Each Obligor and each Subsidiary thereof shall have executed and delivered to Administrative Agent a subordination agreement in substantially the form attached hereto as Exhibit H and with such changes (if any) as are satisfactory to Administrative Agent (the “Intercompany Subordination Agreement”).

(xi)          Intercreditor Agreement.  Perceptive Credit Opportunities Fund, LP, as Collateral Representative under the Non-Convertible Credit Facility Agreement, Cortland Capital Market Services LLC, as collateral agent under the Subordinated Junior Loan Documents, and Obligors shall have executed and delivered to Administrative Agent a subordination agreement in form and substance satisfactory to Administrative Agent and the Lenders (the “Intercreditor Agreement”).

(xii)         Other Liens.  A payoff and lien release letter, duly executed and delivered by the holders of the Existing First Lien Debt, and all documents or instruments necessary to release all Liens securing the Existing First Lien Debt.

(xiii)        Fee Letter.  The Fee Letter, duly executed by Borrower.

SECTION 7
REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to Administrative Agent and the Lenders on the date hereof that:

7.01        Power and Authority.  Such Obligor and each of its Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other organizational power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, and (d) has full power and authority to make and perform each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.

7.02        Authorization; Enforceability.  The Transactions are within such Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary member action.  This Agreement has been duly executed and delivered by such Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03        Governmental and Other Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of such Obligor and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Obligor and its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Obligor and its Subsidiaries.

7.04        Financial Statements; Material Adverse Change.

(a)           Financial Statements.  The Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  Neither Holdings nor any of its Subsidiaries has any contingent liabilities or unusual forward or long-term commitments not disclosed in the Historical Financial Statements or the notes thereto, which, in any such case, are material in relation to the business, operations, condition (financial or otherwise), performance or Property of Holdings and its Subsidiaries taken as a whole.

(b)           No Material Adverse Change.  Since December 31, 2014, there has been no Material Adverse Change.

7.05        Properties.

(a)           Property Generally.  Such Obligor has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal Property material to its business, subject only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Intellectual Property. (i)  Schedule 7.05(b) of the Disclosure Schedule contains:

(A)          a complete and accurate list of all applied for or registered Patents, including the jurisdiction and patent number;

(B)          a complete and accurate list of all applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C)          a complete and accurate list of all applied for or registered Copyrights.

(ii)           Each Obligor is the absolute beneficial owner of all right, title and interest in and to and have the right to use the Obligor Intellectual Property with no breaks in chain of title with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens.  Without limiting the foregoing:

(A)          other than with respect to the Material Agreements, or as permitted by Section 9.09, the Obligors have not transferred ownership of Material Intellectual Property, in whole or in part, to any other Person who is not an Obligor;

(B)          other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (iii) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict the Obligors;

(C)          the use of any of the Obligor Intellectual Property, to the best of Borrower’s knowledge, does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D)          there are no pending or, to Borrower’s knowledge, threatened Claims against the Obligors asserted by any other Person relating to the Obligor Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; the Obligors have not received any written notice from any Person that Borrower’s business, the use of the Obligor Intellectual Property, or the manufacture, use or sale of any product or the performance of any service by Borrower infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(E)           the Obligors have no knowledge that the Obligor Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Obligors.  Without limiting the foregoing, the Obligors have not put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Obligor Intellectual Property; the Obligors have not initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property;

(F)           all relevant current and former employees and contractors of Borrower have executed written confidentiality and invention assignment Contracts with Borrower that irrevocably assign to Borrower or its designee all of their rights to any Inventions relating to Borrower’s business;

(G)          to the knowledge of the Obligors, the Obligor Intellectual Property is all the Intellectual Property necessary for the operation of Borrower’s business as it is currently conducted or as currently contemplated to be conducted;

(H)          the Obligors have taken reasonable precautions to protect the secrecy, confidentiality and value of its Obligor Intellectual Property consisting of trade secrets and confidential information.

(I)            each Obligor has delivered to Administrative Agent accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property;

(J)            there are no pending or, to the knowledge of any of the Obligors, threatened in writing Claims against the Obligors asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements.

(iii)          With respect to the Obligor Intellectual Property consisting of Patents, and without limiting the representations and warranties in Section 7.05(b):

(A)          each of the issued claims in such Patents, to Borrower’s knowledge, is valid and enforceable;

(B)          the inventors claimed in such Patents have executed written Contracts with Borrower or its predecessor-in-interest that properly and irrevocably assigns to Borrower or predecessor-in-interest all of their rights to any of the Inventions claimed in such Patents to the extent permitted by applicable law;

(C)          none of the Patents, or the Inventions claimed in them, have been dedicated to the public except as a result of intentional decisions made by the applicable Obligor;

(D)          to Borrower’s knowledge, all prior art material to such Patents  was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents to the extent required by applicable law or regulation;

(E)           subsequent to the issuance of such Patents, neither any Obligor nor their predecessors in interest, have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F)           no allowable or allowed subject matter of such Patents, to Borrower’s knowledge, is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination or opposition proceedings, nor are the Obligors aware of any basis for any such interference, re-examination or opposition proceedings;

(G)          no such Patents, to Borrower’s knowledge, have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable Patent Office recorded with respect to any Patents, the Obligors have not received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H)          the Obligors have not received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of such Patents is more likely than not to succeed;

(I)            the Obligors have no knowledge that they or any prior owner of such Patents or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and

(J)            all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or would not reasonably be expected to result in a Material Adverse Change.

(iv)          none of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective Lender seeking full information as to the Obligor Intellectual Property and Borrower’s business.

(c)           Material Intellectual Property.  Schedule 7.05(c) of the Disclosure Schedule contains an accurate list of the Obligor Intellectual Property that is material to Borrower’s business with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.

(d)           Products.  Schedule 7.05(d) of the Disclosure Schedule contains an accurate list of each Product and, for each Product, a listing of all Patents, Patent applications, Trademarks and Trademark applications related to such Product, all agreements related to such Product, all regulatory rights related to such Product, supply chain information related to such Product, and all agreements related to any Co-Promote Product.

(i)            Each of the Intellectual Property assets listed on or referenced in each Part A or B of Schedule 7.05(d) of the Disclosure Schedule  is in full force and effect, and the Obligor therein listed as owning such Intellectual Property has all right, title and interest, in, to or under the rights evidenced thereby necessary and sufficient to engage in the Product Development and Commercialization Activities in respect of the applicable Product.

(ii)           Each of the relevant agreements referenced in each Part C of Schedule 7.05(d) of the Disclosure Schedule is in full force and effect and the applicable Obligor has all right, title and interest, in, to or under the rights evidenced thereby necessary and sufficient to engage in the Product Development and Commercialization Activities in respect of the applicable Product.  Each applicable Obligor has paid when due, to the counterparty or counterparties to such relevant agreements, all royalties, milestones, fees, payments and the like; such Obligor has not committed any breaches, defaults, delinquencies or the like thereunder which, with the passage of time or notice thereunder, could result in termination or limitation of such Obligor’s rights thereunder; and there are no payment or other disputes between any Obligor and the counterparty or counterparties thereto.

(iii)          Each of the regulatory submissions, approvals and the like listed in each Part D of Schedule 7.05(d) of the Disclosure Schedule is in full force and effect and the applicable Obligor has all right, title and interest, in, to or under the rights evidenced thereby necessary and sufficient to engage in the Product Development and Commercialization Activities in respect of the applicable Product.

(iv)          Each applicable Obligor has all right, title and interest, either as owner, holder, licensee, purchaser or recipient of services in, to and under any and all (a) approvals, authorizations, consents, licenses, permits, registrations and the like issued by government agencies and (b) licenses, supply agreements, distribution agreements, rebate agreements and the like, all as necessary and sufficient to engage in the Product Development and Commercialization Activities in respect of the Product.

7.06        No Actions or Proceedings.

(a)           Litigation.  There is no litigation, investigation or proceeding pending or, to such Obligor’s knowledge, threatened with respect to such Obligor or any of its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06 of the Disclosure Schedule or (ii) that involves this Agreement or the Transactions.

(b)           Environmental Matters.  The operations and Property of such Obligor and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c)           Labor Matters.  Such Obligor has not engaged in unfair labor practices and there are no material labor actions or disputes involving the employees of such Obligor.

7.07        Compliance with Laws and Agreements.  Such Obligor is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

7.08        Taxes.  Except as set forth on Schedule 7.08 of the Disclosure Schedule, each Obligor has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09        Full Disclosure.  Borrower has disclosed to Administrative Agent all Material Agreements to which any Obligor is subject, and all other matters to its knowledge, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to Administrative Agent or the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.10        Regulation.

(a)           Investment Company Act.  Neither any Obligor nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)           Margin Stock.  Neither any Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11        Solvency.  Borrower is (determined on a pro forma basis giving effect to the Borrowing and the use of proceeds thereof) Solvent.

7.12        (a) Subsidiaries.  Schedule 7.12 of the Disclosure Schedule sets forth the name, capitalization and ownership, the jurisdiction of incorporation or organization of, and the type of legal entity for Holdings, the Borrower and each of their respective Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Restatement Effective Date.  All of the Equity Interests of the Borrower are owned by Kadmon Corporation and, except as set forth on Schedule 7.12 of the Disclosure Schedule, Kadmon Corporation has no other direct Subsidiaries, all of the Equity Interests of Kadmon Corporation are owned by Holdings and Holdings has no other direct Subsidiaries and all the Equity Interests of each Subsidiary of Borrower are owned by Borrower and Borrower does not have any Foreign Subsidiaries except for the UK Subsidiaries and Kadmon Australia PTY LTD.  As of the Restatement Effective Date , except as set forth in the Holdings LLC Agreement or on Schedule 7.12 of the Disclosure Schedule, no Obligor has outstanding any capital stock or other equity securities or securities convertible or exchangeable for any capital stock or other equity securities or containing any profit participation features, nor does it have outstanding any rights (including preemptive rights, rights of first refusal or first offer) or options to subscribe for or to purchase its capital stock or other equity interests or any securities convertible into or exchangeable for its capital stock or other equity interests.  Except as set forth in the Holdings LLC Agreement, as of the Restatement Effective Date, no Obligor is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any capital Equity Interests or any warrants, options or other rights to acquire its Equity Interests.  As of the Restatement Effective Date, all of the Equity Interests of Holdings are owned by the Persons listed on Schedule 7.12 of the Disclosure Schedule and none of such Equity Interests were issued in violation of any preemptive or similar rights which were not properly and entirely waived.  Schedule 7.12 of the Disclosure Schedule describes all Equity Interests issued by Holdings and all warrants, options or other rights to acquire its Equity Interests on or prior to the Restatement Effective Date for cash or other consideration.  Except as set forth on Schedule 7.12 of the Disclosure Schedule, the UK Subsidiaries and Kadmon Australia PTY LTD do not hold or own any cash or other assets or property other than, in the case of the UK Subsidiaries, the EMEA and other European regulatory marketing authorizations and have not received or collected any revenues.

(b) Holdings’ Organizational Documents. Neither the conversion rights set forth in Section 15 nor the issuance of the Class A Units upon exercise of the conversion rights in Section 15 violates or conflicts with Holdings’ organizational documents (including the Holdings LLC Agreement), any agreement to which Holdings is a party or any federal or state law, or gives rise to any pre-emptive or similar rights which have not been waived.

7.13        Indebtedness and Liens.  Set forth on Schedule 7.13(a) of the Disclosure Schedule is a complete and correct list of all Indebtedness (other than trade payables), in an amount equal to or exceeding $250,000 individually, of each Obligor outstanding as of the date hereof; provided that no more than $3,000,000 of Indebtedness (other than trade payables not overdue by more than 90 days) of Obligors in the aggregate is omitted from Schedule 7.13(a) of the Disclosure Schedule.  Schedule 7.13(b) of the Disclosure Schedule is a complete and correct list of all Liens in effect with respect to any Obligor’s Property outstanding as of the date hereof.

7.14        Material Agreements.  Set forth on Schedule 7.14 of the Disclosure Schedule is a complete and correct list of (i) each Material Agreement and (ii) each agreement creating or evidencing any Material Indebtedness.  No Obligor is in material default under any such Material Agreement  or agreement creating or evidencing any Material Indebtedness.  Except as otherwise disclosed on such Schedule, all material vendor purchase agreements and provider contracts of the Obligors are in full force and effect without material modification from the form in which the same were disclosed to Administrative Agent on July 22, 2015.

7.15        Restrictive Agreements.  None of the Obligors is subject to any Restrictive Agreement, except those listed on Schedule 7.15 of the Disclosure Schedule or otherwise permitted under Section 9.11.

7.16        Real Property.  Neither Holdings nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16 of the Disclosure Schedule.

7.17        Pension Matters.  Schedule 7.17 of the Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law has received a favorable determination letter from the IRS, or is entitled to rely upon a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination or opinion letter that could adversely affect the qualified status of such Benefit Plan.  Except for those that could not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Obligor, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur.  Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained.  As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date.  As of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18        Collateral; Security Interest.  Each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable first priority (subject only to Permitted Priority Liens) security interest in the Collateral subject thereto.  The Security Documents collectively are effective to create in favor of the Secured Parties a legal, valid and enforceable first priority (subject only to Permitted Priority Liens) security interest in the Collateral subject thereto.

7.19        Regulatory Approvals.  (a)  Each Obligor and each of its Subsidiaries holds, and will continue to hold, either directly or through licensors and agents, all Regulatory Approvals for Products, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for such Obligor and its Subsidiaries to conduct their operations and businesses in the manner currently conducted.  To its knowledge, each Obligor and each of its Subsidiaries or its licensors or agents holds, and will continue to hold, all Regulatory Approvals for Co-Promote Products, licenses, permits and similar Governmental Approvals of a Governmental Authority necessary or required for such Obligor and its Subsidiaries to conduct their operations and businesses in the manner currently conducted.

(b)           Set forth on Schedule 7.19 of the Disclosure Schedule is a complete and accurate list of all material Regulatory Approvals relating to the Obligors, the conduct of their business and the Products (on a per Product basis).  All such material Regulatory Approvals (to its knowledge with respect to Co-Promote Products) are (i) legally and beneficially owned exclusively by the Obligors, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects.  All required and material notices, registrations and listings, supplemental applications or notifications, reports (including field alerts, medical device reports or other reports of adverse experiences) and other required and material filings with respect to the Products have been filed with the FDA and all other applicable Governmental Authorities.

(c)           (i) All material regulatory filings required by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product (or to its knowledge with respect to Co-Promote Products) or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all applicable laws and regulations, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by each Obligor according to all applicable laws and regulations in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Administrative Agent all such material regulatory filings and all material communications between representatives of each Obligor and any Regulatory Authority to the extent those communications reflect a position of a Regulatory Authority that could reasonably be expected to materially adversely effect such Obligor’s Regulatory Approvals or Product Authorizations.

(d)           Each Obligor and, to each Obligor’s knowledge, each of its agents are in compliance in all material respects with all applicable statutes, rules and regulations (including all Regulatory Approvals and Product Authorizations) of all applicable Governmental Authorities, including the FDA and all other Regulatory Authorities, with respect to each Product or Co-Promote Product and all Product Development and Commercialization Activities related thereto.  Each Obligor has and maintains in full force and effect all the necessary and requisite Regulatory Approvals and Product Authorizations.  Each Obligor is in compliance in all material respects with all applicable registration and listing requirements set forth in the FD&C Act or equivalent regulation of each other Governmental Authority having jurisdiction over such Person.  Each Obligor adheres in all material respects to all applicable regulations of all Regulatory Authorities with respect to the Products (and to its knowledge with respect to Co-

Promote Products) and all Product Development and Commercialization Activities related thereto.

(e)           Except as set forth on Schedule 7.19 of the Disclosure Schedule, for the past three years, no Obligor has received from any Regulatory Authority any notice of adverse findings with respect to any Product, any Co-Promote Product or any Product Development and Commercialization Activities related thereto, including any FDA Form 483 inspectional observations, notices of violations, Warning Letters, criminal proceeding notices under Section 305 of the FD&C Act, or any other similar communication from any Regulatory Authority.  There have been no seizures conducted or, to Borrower’s knowledge, threatened by any Regulatory Authority with respect to any Product (or to its knowledge with respect to any Co-Promote Product) and, except as set forth on Schedule 7.19 of the Disclosure Schedule, for the past three years, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts conducted, requested or, to Borrower’s knowledge, threatened by any Regulatory Authority with respect to any Product (or to its knowledge with respect to any Co-Promote Product), and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts have been conducted, requested or, to Borrower’s knowledge, threatened by any Regulatory Authority relating to any Products.  No Obligor has received any written notification that remains unresolved from the FDA or any other Regulatory Authority indicating any breach or violation of any applicable Product Authorization or Regulatory Approval, including that any of the Products is misbranded or adulterated as defined in the FD&C Act or the rules and regulations promulgated thereunder.

(f)            Neither any Obligor nor any officer, employee or, to any Obligor’s knowledge, agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g)           No Obligor has received any written notice that the FDA or any other applicable Regulatory Authority has commenced or initiated, or, to the knowledge of Borrower or any such Obligor, threatened to commence or initiate, any action to withdraw any Regulatory Approval or Product Authorization or requested the recall of any Products (or to its knowledge with respect to Co-Promote Products) or commenced or initiated or, to the knowledge of Borrower or any such Obligor, threatened to commence or initiate, any action to enjoin any Product Development and Commercialization Activities of Borrower or any such Obligor.

(h)           The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with customary medical and scientific research procedures and all applicable Product Authorizations.  Each Obligor has operated within, and currently is in compliance in all material respects with, all applicable laws, Product Authorizations and

Regulatory Approvals, as well as the rules and regulations of the FDA and each other Regulatory Authority.  No Obligor has received any notices or other correspondence from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Approval for, any Product.

SECTION 8
AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations have been paid in full indefeasibly in cash:

8.01        Financial Statements and Other Information.  Holdings will furnish to Administrative Agent:

(a)           prior to the occurrence of a Qualified IPO, as soon as available and in any event within 30 days after the end of each of the first two fiscal months of each fiscal quarter, the unaudited consolidated and consolidating balance sheets of the Obligors as of the end of each such month, and the related unaudited consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for such month, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Holdings stating that such financial statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as at such date and the results of operations of Holdings and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(b)           as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year, the unaudited consolidated and consolidating balance sheets of the Obligors as of the end of such quarter, and the related unaudited consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Holdings stating that such financial statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as at such date and the results of operations of Holdings and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(c)           as soon as available and in any event within 120 days after the end of each fiscal year, the audited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of the end of such fiscal year, and the related audited consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of BDO USA, LLP or another firm of independent certified public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (which report and opinion for fiscal years 2016 and later, shall not be subject to any “going concern” or like qualification, exception or explanation), which report and opinion shall not be subject to any qualification or exception as to the scope of such audit, and in the case of such consolidating financial statements, certified by a Responsible Officer of Holdings;

(d)           together with the financial statements required pursuant to Sections 8.01(a), (b) and (c), a compliance certificate of a Responsible Officer as of the end of the applicable accounting period (which delivery may, unless Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit E (a “Compliance Certificate,” which, for purposes of clarification, shall state whether the representations and warranties made by Borrower in Section 7.04(b) are true on and as of the date thereof);

(e)           a financial forecast for Holdings and its Subsidiaries for each fiscal year, including forecasted balance sheets, statements of income and cash flows of Holdings and its Subsidiaries (all of which shall be delivered (i) prior to the occurrence of a Qualified IPO, not later than January 31 of such fiscal year, and (ii) on or after the occurrence of a Qualified IPO, to Administrative Agent solely upon request by Administrative Agent), in each case, as customarily prepared by management of the Obligors for their internal use;

(f)            promptly, and in any event within five Business Days after receipt thereof by an Obligor, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor;

(g)           promptly following Required Lenders’ request at any time, proof of Borrower’s compliance with Section 10.01;

(h)           prior to the occurrence of a Qualified IPO, within five (5) days of delivery, copies of all statements, reports and notices (including board kits) made available to holders of Borrower’s Equity Interests; provided that any such material may be redacted by Borrower to exclude information relating to the Lenders (including Borrower’s strategy regarding the Loans);

(i)            notice at the time Borrower, Holdings or any Subsidiary of Borrower or Holdings issues any Equity Interest; and

(j)            such other information relating to the operations, properties, business or condition (financial or otherwise) of the Obligors as Administrative Agent may from time to time reasonably request.

8.02        Notices of Material Events.  Borrower will furnish to Administrative Agent (for such delivery to the Lenders) written notice of the following promptly after a Responsible Officer first learns of the existence of:

(a)           the occurrence of any Default;

(b)           the occurrence of any event (or series of related events) with respect to its property or assets resulting in a Loss aggregating $1,000,000 (or the Equivalent Amount in other currencies) or more;

(c)           (A) any proposed acquisition of stock, assets or property (or series of related acquisitions) by any Obligor that would reasonably be expected to result in Environmental Liability under Environmental Laws exceeding $1,000,000, and (B)(1) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws, excluding routine reporting requirements under Environmental Permits, and (2) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of Borrower’s knowledge, threatened against Borrower or any of its Subsidiaries or with respect to Borrower’s or its Subsidiaries’ ownership, use, maintenance and operation of their respective businesses or properties, arising under Environmental Laws or relating to Hazardous Material which could reasonably be expected to involve damages in excess of $1,000,000 other than any environmental matter or alleged violation that, if adversely determined, could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect;

(d)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Borrower, any Obligor or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(e)           (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(f)            (i) the termination of any Material Agreement (unless such terminated Material Agreement is replaced with another agreement that, viewed as a whole, is on equal or better terms for such Obligor or such Subsidiary); (ii) the receipt by Borrower or any of its Subsidiaries of any material notice under any Material Agreement (and a copy thereof); (iii) the entering into of any new Material Agreement by an Obligor (and a copy thereof); and (iv) any material amendment to a Material Agreement in a manner adverse to the Lenders (and a copy thereof).

(g)           any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by any Obligor or any Subsidiary thereof with respect to any Product, or its suppliers (with respect to materials supplied to any Obligor or any Subsidiary thereof in relation to any Product), whether initiated voluntarily or at the request, demand or order of any Governmental Authority;

(h)           any infringement or other violation by any Person of any Obligor Intellectual Property;

(i)            a licensing agreement or arrangement entered into by Borrower or any Subsidiary in connection with any infringement or alleged infringement of the Intellectual Property of another Person;

(j)            any claim by any Person that the conduct of any Obligor’s (or any Subsidiary thereof) business, including the development, manufacture, use, sale or other commercialization of any Product, infringes any Intellectual Property of such Obligor or Subsidiary;

(k)           within 30 days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors;

(l)            promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor;

(m)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(n)           concurrently with the delivery of financial statements under Section 8.01(c) with respect to any fiscal year, notice of the creation or other acquisition by Borrower or any Subsidiary of any Material Intellectual Property, registered or becoming registered or the subject of an application for registration, with the U.S. Copyright Office or the U.S. Patent and Trademark Office, or with any other equivalent foreign Governmental Authority, during such fiscal year;

(o)           any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to Administrative Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts as of the date of such change.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a financial officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03        Existence; Maintenance of Properties, Etc.

(a)           Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

(b)           Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain and preserve all of its properties necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear and damage from casualty or condemnation excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)           Such Obligor shall, and shall cause each of its Subsidiaries to, (i) maintain in full force and effect, and pay all costs and expenses relating to, all material Intellectual Property owned or controlled by such Obligor or Subsidiary and all Material Agreements (other than agreements for Material Indebtedness that has been repaid or agreements that expire in accordance with their terms), (ii) aggressively pursue any infringement or other violation by any Person of its Intellectual Property, except in any specific circumstances where both (x) such Obligor or Subsidiary is able to demonstrate that it is not commercially reasonable to do so and (y) where not doing so does not materially adversely affect any Product, and (iii) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Intellectual Property developed or controlled by it.

(d)           Such Obligor shall, and shall cause each of its Subsidiaries to, obtain, maintain in full force and effect and preserve, and take all necessary action to timely renew, (i) all material Regulatory Approvals for each Product and (ii) all other material Permits and accreditations that are necessary in the proper conduct of its business.

8.04        Payment of Obligations.  Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including all material Taxes imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, could reasonably be expected to become a Lien upon any properties or assets of Borrower or any Subsidiary, except to the extent such Taxes, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

8.05        Insurance.  Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of comparable size engaged in the same or similar businesses operating in the same or similar locations. Upon the request of Administrative Agent, Borrower shall furnish Administrative Agent from time to time with (i) full information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect.  Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to Borrower without at least 30 days’ prior written notice to Borrower and Administrative Agent.  Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of Borrower (payable on demand).  The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

8.06        Books and Records; Inspection Rights.  Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (but not more often than once a year unless an Event of Default has occurred and is continuing) as Administrative Agent may request upon at least two days’ prior notice; provided that no prior notice shall be required if an Event of Default has occurred and is continuing.  Obligors shall pay all costs of all such inspections.

8.07        Compliance with Laws and Other Obligations.  Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08        Licenses.  Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.09        Action under Environmental Laws.  Such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials in violation of Environmental Law or under conditions that could reasonably be expected to result in liability under applicable Environmental Laws with respect to its business, operation or property, take such action, at its cost and expense, to investigate and abate the condition as required to comply with applicable Environmental Laws.  Such actions may include claims against responsible parties to compel performance of investigation and abatement in accordance with Environmental Laws.

8.10        Use of Proceeds.  No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.11        Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)           Guarantors.  Such Obligor will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of Holdings that are Material Subsidiaries (in each case, other than Foreign Subsidiaries, CFC Holdcos and Domestic Subsidiaries directly or indirectly wholly-owned by Foreign Subsidiaries) are “Guarantors” hereunder.  Without limiting the generality of the foregoing, in the event that any Obligor or any of its Subsidiaries shall form or acquire any new Subsidiary that is a Material Subsidiary, or any Subsidiary shall become a Material Subsidiary (in each case, other than any Foreign Subsidiary, CFC Holdco or Domestic Subsidiary directly or indirectly wholly-owned by a Foreign Subsidiary), such Obligor and its Subsidiaries concurrently will:

(i)            cause such new Subsidiary to become a “Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;

(ii)           take such action or cause such Subsidiary to take such action (including delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder, other than voting Equity Interests in excess of sixty-five percent (65%) of the voting Equity Interests of each Foreign Subsidiary and CFC Holdco;

(iii)          to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of Administrative Agent, in respect of all outstanding issued shares of such Subsidiary; and

(iv)          deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as Administrative Agent shall have reasonably requested.

(b)           Further Assurances.  Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by Administrative Agent or the Required Lenders to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by Administrative Agent to create, in favor of Administrative

Agent for the benefit of the Secured Parties, perfected security interests and Liens in substantially all of the personal property of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

8.12        Termination of Non-Permitted Liens.  In the event that Borrower or any of its Subsidiaries shall become aware or be notified by a Lender of the existence of any outstanding Lien against any Property of Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, Borrower shall use its best efforts to promptly terminate or cause the termination of such Lien.

8.13        Post-Closing Items.

(a)           Each Obligor shall deliver to Administrative Agent, not later than 15 Business Days after the Restatement Effective Date (or as otherwise extended by the Required Lenders in their sole discretion), evidence that Administrative Agent has been designated as lender’s loss payee or additional insured, as the case may be, under all insurance required to be maintained by Borrower pursuant to Section 8.05(b).

(b)           Each Obligor shall use commercially reasonable efforts to deliver to Administrative Agent, not later than 60 days after the Restatement Effective Date (or as otherwise extended by the Required Lenders in their sole discretion):

(i)            a Landlord Consent, duly executed and delivered by the landlord of Kadmon Corporation’s premises at 450 East 29th Street, New York, NY 10016;

(ii)           a Landlord Consent, duly executed and delivered by the landlord of Kadmon Corporation’s premises at 119 Commonwealth Drive, Warrendale, PA 15806; and

(iii)          a bailee letter with Carton Services & Packaging Insights.

(c)           Each Obligor shall deliver to Administrative Agent, not later than 60 days after the Restatement Effective Date (or as otherwise extended by the Required Lenders in their sole discretion), duly executed control agreements in favor of Administrative Agent for all Deposit Accounts (other than Excluded Deposit Accounts, as defined in the Security Agreement), Securities Accounts and Commodity Accounts owned by the Obligors in the United States.

8.14        Board of Managers of Obligors.  Prior to a Qualified IPO, for so long as any Indebtedness is outstanding under this Agreement and no representative of any Lender holds in any capacity a seat on the board of managers of Holdings, the Required Lenders shall have the right to designate one observer, without voting rights, who will be entitled to attend all meetings of the boards of each of the Obligors.  Any observer designated by the Required Lenders shall be entitled to receive advance notice of all meetings and proposed written actions in lieu of meetings of the boards (including committee meetings) of each Obligor and to information or materials provided to any directors or any equity holders.  Such observer shall receive reimbursement for reasonable out-of-pocket expenses from the Obligors incurred in connection with attendance at board of managers, committee and stockholder meetings.  The boards of managers of Holdings, Kadmon Corporation and Borrower shall each meet at least once per fiscal quarter.  Notwithstanding anything to the contrary in this Agreement, the Obligors reserve the right to withhold any information and to exclude such observer from any meeting (i) to the extent that the access to such information or attendance at such meeting violates the attorney-client privilege between the Obligors and their counsel in respect of any investigation, action or proceeding involving the Obligors (it being understood that the Obligors cannot exercise their right to withhold information and/or exclude such observer upon the mere presence of the Obligors’ legal counsel at a meeting), as determined by counsel for the Obligors, or (ii) any portion of any meeting or information at which or in which the obligations of the Obligors under the Loan Documents is discussed. The observer designated pursuant to this Section 8.14 shall provide to the Lenders all material information (including, for the avoidance of doubt, notice of meetings and board materials distributed to the observer) it receives promptly following receipt thereof.

8.15        Equity Financing.  Each of the Borrower and Holdings agrees that the Borrower or Holdings, as the case may be, will provide the Administrative Agent with notice at the time Borrower, Holdings, or any Subsidiary of Borrower or Holdings issues any Equity Interest.

SECTION 9
NEGATIVE COVENANTS

Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations have been paid in full indefeasibly in cash:

9.01        Indebtedness.  Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)           the Obligations;

(b)           Indebtedness owing under the Non-Convertible Credit Facility Loan Documents and Permitted Refinancings thereof; provided that the aggregate outstanding principal amount of all such Indebtedness shall not exceed at any time the sum of $35,000,000 (the “First Lien Cap”) and the amount of interest thereon compounded and added to the principal thereof;

(c)           Indebtedness owing under the Subordinated Junior Loan Documents and Permitted Refinancings thereof; provided that the aggregate outstanding principal amount of all such Indebtedness shall not exceed at any time the sum of $130,000,000 and the amount of interest thereon compounded and added to the principal thereof; provided further that any such replacement Indebtedness shall be subject to an intercreditor agreement in form and substance satisfactory to the Lenders and shall mature after the Stated Maturity Date;

(d)           Indebtedness existing on the date hereof and set forth in Schedule 9.01; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to Administrative Agent;

(e)           accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or any of its Subsidiaries’ business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(f)            Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Obligor or any of its Subsidiaries in the ordinary course of business;

(g)           Indebtedness of any Obligor to any other Obligor;

(h)           Guarantees by any Obligor of Indebtedness of any other Obligor in an aggregate principal amount not exceeding $1,000,000 (or the Equivalent Amount in other currencies) at any time;

(i)            normal course of business equipment financing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $2,000,000 (or the Equivalent Amount in other currencies) at any time;

(j)            obligations of any Obligor or any of its Subsidiaries (i) for indemnification, adjustment of purchase price or similar obligations (including for the deferred purchase price of property acquired in a Permitted Acquisition), or (ii) under guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Obligor or any of its Subsidiaries, in each case, in connection with transactions permitted under Section 9.03(e);

(k)           contingent obligations with respect to performance guaranties and surety bonds incurred in the ordinary course of business and of a type and amount consistent with past practices of the Obligors and their Subsidiaries;

(l)            obligations in respect of netting services, overdraft protections and other similar cash management products for deposit accounts;

(m)          unsecured Indebtedness of any Obligor not otherwise described in this Section 9.01, in an aggregate amount not to exceed at any time $5,000,000; provided that Borrower shall give the Administrative Agent written notice prior to the incurrence of any such Indebtedness under this Section 9.01(m) owing to any director or executive officer of Borrower or any of its Affiliates; and

(n)           Indebtedness approved in advance in writing by the Required Lenders.

9.02        Liens.  Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens securing the Obligations;

(b)           Liens, on property of the Obligors, securing Indebtedness permitted in reliance on Section 9.01(b);

(c)           Liens, on property of the Obligors, securing Indebtedness permitted in reliance on Section 9.01(c);

(d)           any Lien on any property or asset of any Obligor or any of its Subsidiaries existing on the date hereof and set forth in Schedule 9.02; provided that (i) no such Lien shall extend to any other property or asset of any Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)           Liens securing Indebtedness permitted under Section 9.01(i); provided that such Liens are restricted solely to the collateral described in Section 9.01(i);

(f)            Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

(g)           pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(h)           pledges or deposits to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(i)            Liens securing Taxes, the payment of which is not yet due and payable or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(j)            servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which do not, in any case, materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;

(k)           with respect to any real Property, (A) such defects or encroachments as might be revealed by an up-to-date survey of such real Property, (B) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws, and (C) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the business of any of the Obligors of their Subsidiaries;

(l)            bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(m)          any interest or title of a lessor or sublessor under any operating lease;

(n)           Liens solely on any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement in connection with transactions permitted under Section 9.03(e);

(o)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(p)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q)           any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(r)            Liens consisting of licenses expressly permitted under Section 9.09(g) and (h);

(s)            judgment and attachment liens not giving rise to an Event of Default or securing an appeal or other surety bond related to any such judgment;

provided that no Lien otherwise permitted under any of the foregoing (other than in Sections 9.02(a) through (c) and 9.02(r)) shall apply to any Material Intellectual Property.

9.03        Fundamental Changes and Acquisitions.  Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) acquire any business of or substantially all the property from any Person, or acquire the Equity Interests of, or be a party to any acquisition of, any Person, except:

(a)           Investments permitted under Section 9.05(e);

(b)           the merger, amalgamation or consolidation of any Guarantor with or into any Obligor (provided that if Borrower is party to such a transaction, Borrower is the surviving Person);

(c)           the sale, lease, transfer or other disposition by any Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor;

(d)           the sale, transfer or other disposition of the Equity Interests of any Guarantor to any Obligor;

(e)           after the occurrence of a Qualified IPO, Permitted Acquisitions in an amount not exceeding $20,000,000 in the aggregate;

(f)            the liquidation, winding up or dissolution of any Subsidiary that is not a Material Subsidiary or an Obligor; and

(g)           Holdings may be (x) converted from a Delaware limited liability company to a Delaware corporation, or (y) merged into a Delaware corporation or consolidated with another entity with the resulting entity being a Delaware corporation, in each case, solely for the purposes of converting to a Delaware corporation and not to effect any change in ownership of Holdings.

9.04        Lines of Business.  Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the date hereof by such Obligor or any Subsidiary thereof or a business reasonably similar or related thereto.

9.05        Investments.  Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)           Investments outstanding on the date hereof and identified in Schedule 9.05;

(b)           operating deposit accounts with banks;

(c)           extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d)           Permitted Cash Equivalent Investments;

(e)           Investments by any Obligor (i) in Borrower or in Holdings, (ii) in any Guarantor directly or indirectly wholly-owned by Borrower or Holdings (for greater certainty, Borrower and Holdings shall not be permitted to have any direct or indirect Subsidiaries that are not wholly-owned Subsidiaries, other than as set forth on Schedule 7.12 of the Disclosure Schedule or as permitted under Section 9.05(k)), (iii) in any Subsidiary of Borrower or Holdings that is not a Guarantor (provided that the aggregate amount of such Investments under this clause (iii) shall not exceed at any time $1,000,000); provided, in each case, that immediately prior, and after giving effect, to such Investment, no Default shall have occurred and be continuing or would result therefrom;

(f)            Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $250,000 (or the Equivalent Amount in other currencies);

(g)           Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h)           employee loans, travel advances and guarantees in accordance with such Obligor’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed $1,000,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i)            Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j)            Investments permitted under Section 9.03; and

(k)           Investments, made in cash or assets, for the purpose of commercializing any Product or any current or future product developed, manufactured, licensed, marketed or sold by any Obligor; provided that (i) immediately prior, and after giving effect, to such Investment, no Default shall have occurred and be continuing or would result therefrom, and (ii) the aggregate amount (in cash or fair market value of assets) of such Investments shall not exceed $5,000,000 in the aggregate since the date hereof.

9.06        Restricted Payments.  Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:

(a)           dividends with respect to Borrower’s Equity Interests payable solely in additional shares of its Equity Interests;

(b)           Borrower’s purchase, redemption, retirement, or other acquisition of shares of its capital stock or other Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other Equity Interests;

(c)           dividends paid by any Obligor or any of its Subsidiaries to any other Obligor;

(d)           cash payments to Holdings to be used by Holdings for (i) customary director indemnification payments to the directors of Holdings, (ii) reasonable and customary fees to outside directors of Holdings, and (iii) financial, Tax, other reporting and similar customary administrative costs and expenses of Holdings; and

(e)           non-cash Restricted Payments made to a Holder (as defined in a Warrant Certificate, as defined in the Non-Convertible Credit Facility Agreement) by Borrower pursuant to a Warrant Certificate (as defined in the Non-Convertible Credit Facility Agreement).

9.07        Payments of Indebtedness.  Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled non-cash payments of other Indebtedness, (iii) repayment of Indebtedness permitted in reliance upon Section 9.01(g), (iv) scheduled payments of Indebtedness permitted in reliance upon Section 9.01(d), (e), (f), (h), (i), (j), (k) and (m), and (v) payments of Indebtedness under the Non-Convertible Credit Facility Loan Documents.

9.08        Change in Fiscal Year.  Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of an acquired Subsidiary to conform its fiscal year to that of Borrower.

9.09        Sales of Assets, Etc.  Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of any of its Property (including accounts receivable and Equity Interests of such Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any of the foregoing, an “Asset Sale”), except:

(a)           transfers of cash in the ordinary course of its business for equivalent value;

(b)           sales of inventory in the ordinary course of its business on ordinary business terms;

(c)           the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the ordinary course of business;

(d)           transfers of Property by any Guarantor to any Obligor;

(e)           dispositions of any Property that is surplus, obsolete, worn out or no longer used or useful in the Business;

(f)            any transaction permitted under Section 9.03 or 9.05;

(g)           any exclusive license (whether or not exclusive as to the granting party) of intellectual property or exclusive grant (whether or not exclusive as to the granting party) of rights to make, market, sell, make, have made, import or export any pharmaceutical composition or product of any Person, in one transaction or a series of transactions; provided that (i) no Default shall have occurred and be continuing immediately prior to, or immediately after giving effect to, such transaction, and (ii) the applicable licensee or grantee shall not commercialize any product for sale in the United States pharmaceutical, over the counter drug or prescription drug markets unless such Obligor or Subsidiary thereof is permitted to market for sale and sell such product in the United States (whether pursuant to a co-promotion arrangement or otherwise);

(h)           any license for one or more indications with respect to a product, if the relevant Obligor or Subsidiary is permitted to market for sale and sell such product for one or more indications in the United States, whether pursuant to a co-promotion arrangement or otherwise;

(i)            dispositions of the Equity Interests in MeiraGTx; and

(j)            Asset Sales not otherwise described in this Section 9.09, of property with an aggregate fair market value not to exceed at any time $7,500,000 since the date hereof.

9.10        Transactions with Affiliates.  Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)           transactions between or among Obligors;

(b)           any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09;

(c)           customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of any Obligor or any Subsidiary thereof in the ordinary course of business;

(d)           Holdings may issue Equity Interests to Affiliates in exchange for cash, provided that the terms thereof are no less favorable (including the amount of cash received by Holdings) to Holdings than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Holdings; and

(e)           the transactions set forth on Schedule 9.10.

9.11        Restrictive Agreements.  Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (a) restrictions and conditions imposed by law or by the Loan Documents and (b) Restrictive Agreements listed on Schedule 7.15 of the Disclosure Schedule.

9.12        Amendments to and Terminations of Certain Agreements.

(a)           Prior to the occurrence of a Qualified IPO, such Obligor will not, and will not permit any of its Subsidiaries to, enter into any amendment to or modification of, in a manner materially adverse to the Lenders, any Material Agreement without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed, it being agreed that any amendment to or modification of any Material Agreement that does not adversely affect any Obligor or any of its Subsidiaries shall be deemed not to be materially adverse for purposes of this Section 9.12(a).

(b)           Such Obligor (i) will not, and will not permit any of its Subsidiaries to, take any action that results in the termination of any Material Agreement prior to its stated date of expiration (in each case, (x) unless such terminated Material Agreement is replaced with another agreement that, viewed as a whole, is on equal or better terms for such Obligor or such Subsidiary and (y) other than as a result of the repayment or permitted conversion of Material Indebtedness), and (ii) will, and will ensure that each of its Subsidiaries will, ensure that no Material Agreement is terminated by any counterparty thereto prior to its stated date of expiration (in each case, (x) unless such terminated Material Agreement is replaced with another agreement that, viewed as a whole, is on equal or better terms for such Obligor or such Subsidiary and (y) other than as a result of the repayment or permitted conversion of Material Indebtedness) without in each case the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           Such Obligor will not agree to waive or otherwise modify any term of any Subordinated Junior Loan Document if the effect thereof on such Subordinated Junior Loan Document Indebtedness is to (i) increase the interest rate, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto unless a parallel covenant is added hereto, (v) modify any subordination provision, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of Holdings or any Subsidiary thereof, or confer additional material rights to the holder of such Subordinated Junior Loan Document Indebtedness in a manner adverse to Holdings or any Subsidiary thereof or any Secured Party.

(d)           Neither Holdings nor the Borrower will, nor will they permit any of their Subsidiaries to, amend, modify or waive any of their rights in a manner materially adverse to the Lenders, the Administrative Agent or any Obligor under its certificate of incorporation, bylaws or other organizational documents, it being understood that any amendment, modification or waiver (by merger, Incorporation Transaction or otherwise) to the following sections of the Holdings LLC Agreement (or following an Incorporation Transaction, the equivalent provisions of any Shareholders Agreement) shall in any event require the consent of the Required Lenders notwithstanding and without regard to whether there is any “materially adverse” effect on the Lenders or the Administrative Agent:  (i) 2.1, 3, 4.1, 5.4, 6.1, 6.2, 7.1, 7.2, 9, 10.1, 13, 14.2, 14.14(b), 14.15 or 14.16 (and any definitions as used in the foregoing sections) and (ii) any other amendment, modification or waiver that treats any holder of Class A Units (in its capacity as such) differently from any other holder of Class A Units (in its capacity as such).  Notwithstanding the foregoing, the Holdings LLC Agreement and/or any Shareholders Agreement may be terminated in connection with a Qualified IPO by Holdings.

9.13        Sales and Leasebacks.  Except as disclosed on Schedule 9.13, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, which such Obligor or Subsidiary (i) has sold or transferred or is to sell or transfer to any other Person and (ii) intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14        Hazardous Material.  Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Change.

9.15        Accounting Changes.  Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.16        Compliance with ERISA.  No Obligor or ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect.  No Obligor or Subsidiary thereof shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.17        Developmental Milestones.  Borrower shall ensure that:

(a)           Not later than September 30, 2016, at least one patient shall have enrolled in a Phase 3 clinical trial for KD019-101 for the treatment of autosomal dominant polycystic kidney disease.

(b)           Not later than December 31, 2016, at least one patient shall have enrolled in a Phase 2b clinical trial for KD025-205 for the treatment of psoriasis.

(c)           Not later than December 31, 2016, the FDA shall have accepted an NDA for a 505(b)(2) for trientine for the treatment of Wilson’s Disease.

9.18        Issuance of Additional Equity Interests.  Except to the extent any such Equity Interests have been authorized pursuant to an amendment complying with Section 9.12, Holdings shall not issue, directly or indirectly (including pursuant to an Incorporation Transaction), (a) any Equity Interests to any Person other than issuances of Class A Units and Equity Interests convertible into Class A Units or (b) Class B Units, Class C Units, Class D Units or Class E Units (each as defined in the Holdings LLC Agreement) or any other Equity Interests senior to the Class A Units.

SECTION 10
FINANCIAL COVENANTS

10.01      Minimum Liquidity.  Obligors shall maintain at all times Liquidity in an amount which shall exceed $5,000,000.

10.02      Minimum Revenue.  Obligors shall ensure that, as of the last day of each calendar month occurring between and including June 30, 2016 and the first date on which a Qualified IPO shall have occurred, the amount of Revenue received by Obligors from sales of Products, Co-Promote Products or line extensions (to the extent that such Products, Co-Promote Products or line extensions are listed on Schedule 7.05(d) of the Disclosure Schedule as in effect from time to time) during the twelve month period then completed, shall equal or exceed $20,000,000.

SECTION 11
EVENTS OF DEFAULT

11.01      Events of Default.  Each of the following events shall constitute an “Event of Default”:

(a)           Borrower shall fail to pay any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall:  (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;

(d)           any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, 8.03(a) (with respect to Borrower’s existence), 8.10, 8.11, 8.13, 9 or 10;

(e)           any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, if such failure shall continue unremedied for a period of twenty (20) or more days;

(f)            any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period;

(g)           (i) any material breach of, or “event of default” or similar event by any Obligor under, any Material Agreement shall occur and shall continue after the applicable grace period, if any, (ii) any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur and shall continue after the applicable grace period, if any, or (iii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h)           any Obligor:

(i)            becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;

(ii)           commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii)          institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)          applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; or

(v)           takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h) or (i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(i)            any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any of its Subsidiaries:

(i)            seeking to adjudicate it an insolvent;

(ii)           seeking a receiving order against it;

(iii)          seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv)          seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, unbonded or unstayed and in effect, for a period of forty five (45) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided further that if Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j)            any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 11.01(h) or (i);

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies) (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgement) shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged, unbonded or unstayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment;

(l)            (i) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) $750,000 in any year or (ii) $1,000,000 for all periods until repayment of all Obligations;

(m)          a Change of Control shall have occurred;

(n)           a Material Adverse Change shall have occurred;

(o)           (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of Administrative Agent for the benefit of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), except to the extent due to the action or inaction of Administrative Agent, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 12) shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 12), or the enforceability thereof, shall be repudiated or contested by any Obligor;

(p)           any subordination provision set forth in any Subordinated Junior Loan Document, or any subordination or intercreditor agreement with respect to any Subordinated Junior Loan Document Indebtedness shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, the holders of the Subordinated Junior Loan Document Indebtedness or any agent therefor (or any holder of the Subordinated Junior Loan Document Indebtedness or any agent therefor, or Holdings or any Subsidiary thereof, shall so state in writing);

(q)           any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Product in the United States for more than 45 consecutive calendar days;

(r)            (i) the FDA or any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Product Authorization, including in respect of CE marks or 510(k)s, or (B) initiates enforcement action against, or issues a warning letter with respect to, any Obligor, or any of their Products or the manufacturing facilities therefor, that causes any Obligor or Subsidiary thereof to discontinue all marketing for a material indication, or to discontinue selling or withdraw any of its material Products, or causes a delay in the manufacture of any of its material Products, which discontinuance, withdrawal or delay could reasonably be expected to last for more than 60 days, (ii) there is a recall of any Product that has generated an aggregate amount of revenue to the Obligors equal to at least $3,000,000 over any consecutive twelve (12) month period, or (iii) any Obligor or Subsidiary thereof enters into a settlement agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $1,000,000;

(s)            except as a result of any event described in Section 11.01(q) or (r), any material Permit relating to any Product (including all Product Authorizations relating to any Product), or any of the Obligors’ or their Subsidiaries’ material rights or interests thereunder, is terminated, adversely amended or otherwise determined to be ineffective in any manner adverse to any of the Products or Obligors or Subsidiaries;

(t)            the Key Person shall have ceased to devote substantially all of his or her time to the business and operations of Holdings and its Subsidiaries (whether due to death, disability, incapacity or otherwise).

11.02      Remedies.

(a)           Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, the Administrative Agent, upon the written request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor, (iii) exercise any or all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity.

(b)           Upon the occurrence of any Event of Default described in Section 11.01(h), (i) or (j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c)           Prepayment Premium and Redemption Price.  (i)  For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) shall be due and payable whenever so stated in this Agreement, or by any applicable operation of law, regardless of the circumstances causing any related acceleration or payment prior to the Stated Maturity Date, including without limitation any Event of Default or other failure to comply with the terms of this Agreement, whether or not notice thereof has been given, or any acceleration by, through, or on account of any bankruptcy filing.

(ii)           For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date for any reason, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), by operation of law or otherwise (including, without limitation, where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of its bargained-for Prepayment Premium or Redemption Price as provided herein).  The Obligors and Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 502(b)(3) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of its bargain under the terms of this Agreement.

(iii)          Each Obligor acknowledges and agrees that the Lenders (or the Administrative Agent on their behalf) shall be entitled to recover the full amount of the Redemption Price in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including without limitation in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise.  Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Administrative Agent or Lenders may suffer or incur resulting from or arising in connection with any breach by Borrower shall constitute secured obligations owing to the Administrative Agent or such Lender.

11.03      Remedies.  Subject to the Intercreditor Agreement, all proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

(a)           first, to the fees and other reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)           second, to the fees and other reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)           third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)           fourth, to the interest then due and payable to the Lenders in respect of the Loans under the terms of this Agreement, until the same shall have been paid in full;

(e)           fifth, to the fees (including the Prepayment Premium) then due and payable to the Lenders in respect of the Loans and to the aggregate outstanding principal amount of the Loans until the same shall have been paid in full; and

(f)            finally, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth shall be allocated among, and distributed to, the recipients thereof on a pro rata basis.

SECTION 12
GUARANTEE

12.01      The Guarantee.  The Guarantors hereby jointly and severally guarantee to the Secured Parties, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Secured Parties by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

12.02      Obligations Unconditional.  The obligations of the Guarantors under Section 12.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)           any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lenders exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

12.03      Reinstatement.  The obligations of the Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Lenders on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.04      Subrogation.  The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

12.05      Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and Administrative Agent (on behalf of the Secured Parties), on the other hand, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 12.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 12.01.

12.06      Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Section 12 constitutes an instrument for the payment of money, and consents and agrees that Administrative Agent or any Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

12.07      Continuing Guarantee.  The guarantee in this Section 12 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12.08      Rights of Contribution.  The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 12.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 12 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 12.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the first Borrowing Date, as of such Borrowing Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

12.09      General Limitation on Guarantee Obligations.  If the obligations of any Guarantor under Section 12.01 that is a direct or indirect Subsidiary of Borrower would otherwise, taking into account the provisions of Section 12.08, be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors.

SECTION 13
MISCELLANEOUS

13.01      No Waiver.  No failure on the part of any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13.02      Notices.  All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy or electronic communication (including e-mail and Internet or intranet websites)) delivered, if to Borrower, another Obligor, or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid.  All such communications provided for herein by telecopy or electronic communication shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

13.03      Expenses, Indemnification, Etc.

(a)           Expenses.  Borrower agrees to pay or reimburse (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Lenders and their respective Affiliates, in connection with the negotiation, execution and delivery of this Agreement and any other Loan Documents and any amendments to, modifications of or waivers of this Agreement or the other Loan Documents (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the

Administrative Agent, the Lenders and their respective Affiliates and (ii) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 13.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any amendment, workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification.  Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all losses (including diminution in value and lost profits), claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Party), and shall indemnify and hold harmless each Indemnified Party from all fees and time charges and disbursements for attorneys who may be employees of any Indemnified Party, incurred by any Indemnified Party or asserted against any Indemnified Party by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) any liability incurred in connection with any landlord waiver or bailee agreement granted to the Administrative Agent, (v) any breaches of the representations and warranties set forth herein, (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor, and regardless of whether any Indemnified Party is a party thereto, provided, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.  No Indemnified Party shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak or any other Internet or intranet website, except as a result of such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)           Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent that Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such (and not as a Lender, if applicable).

(e)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f)            All amounts due under this Section 13.03 shall be payable promptly after written demand therefor

13.04      Amendments, Etc.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 13.04, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents (other than the Fee Letter or the Administrative Agent Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or the Prepayment Premium payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) except as otherwise expressly provided herein, postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Section 4.01(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) modify the provisions of Section 11.03 without the written consent of each Lender adversely affected thereby, (vi) change any of the provisions of this Section 13.04 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vii) release all or substantially all guarantors or limit the liability of such guarantors, without the written consent of each Lender, (viii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary (excluding, for the avoidance of doubt, the subordination of Liens in connection with Section 9.01(b) and 9.02(b)), without the written consent of each Lender, (ix) increase the aggregate size of the Loans or Commitments under this Agreement, without the written consent of each Lender, or (x) change the definition of “Conversion Price” without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended or amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 5.03 and 13.03), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(c)           Neither Holdings nor any Subsidiary shall pay or offer to pay any fee or other consideration of any nature to any Lender, excluding the Administrative Agent with respect to any payments they receive in such capacity, in connection with any waiver, modification or amendment to any Loan Document unless the Administrative Agent and the Borrower shall advise each Lender of any such consideration being paid or offered.

(d)           Notwithstanding anything to the contrary herein and so long as SPCP Group, LLC or an Affiliate thereof (“SPCP”) is a Lender hereunder, no amendment or waiver of any provision of this Agreement or the other Loan Documents shall increase the First Lien Cap (as defined in Section 9.01(b)) to an amount greater than $90,000,000 without the written consent of SPCP; provided that, notwithstanding anything herein to the contrary, if SPCP withholds or otherwise fails to give its consent under this Section 13.04(d), Borrower shall be permitted to prepay all of SPCP’s outstanding Loan plus accrued interest thereon, and SPCP’s Commitment hereunder shall be terminated.

(e)           If any proposed amendment hereunder or to any Loan Document requires Required Lender consent in order to be effective, or any proposed action or decision hereunder or under any Loan Document requires Required Lender consent (each, a “Required Lender Action”), the Administrative Agent shall promptly notify each Lender of any such Required Lender Action. The Administrative Agent shall promptly, and in any event within one (1) Business Day, notify each Lender after any Required Lender Action is taken or made.

(f)            No amendment to Section 3.03 shall be effective until fourteen (14) days after the consent to such amendment is received.

13.05      Successors and Assigns.

(a)           General.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of Administrative Agent and each Lender.  Each Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents to an assignee in accordance with the provisions of Section 13.05(b), (ii) by way of participation in accordance with the provisions of Section 13.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.05(g).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.05(d) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lender.  Each Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) and the other Loan Documents; provided, however, that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 and minimum increments of $1,000,000, unless the Administrative Agent otherwise consents.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitments assigned.

(iii)          Required Consents.  No consent of the Borrower shall be required for any assignment.

(iv)          Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, in the form attached hereto as Exhibit I, along with a $3,500.00 assignment and recordation fee payable to the Administrative Agent, (B) an Administrative Questionnaire unless the assignee is already a Lender and (C) the documents required under Section 5.

(v)           No Assignment to Borrower or Affiliates.  Notwithstanding anything herein to the contrary, no assignment or participation shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, including any Obligor (other than to a Lender).

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person unless such assignment is consented to by the Required Lenders.

Following to the recording thereof by the Administrative Agent pursuant to Section 13.05(d), the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of any Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 13.03.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.05(e).

(c)           Amendments to Loan Documents.  Each Lender and each Obligor agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to Administrative Agent, Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 13.05.

(d)           Register.  Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the name and address of the Lenders, any assignee of any Lender and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Information contained in the Register with respect to any Lender shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.  The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(e)           Participations.  Each Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with such Lender in connection therewith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest.  Subject to Section 13.05(e), Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were Lender.

(f)            Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(g)           Certain Pledges.  Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for any Lender as a party hereto.

13.06      Survival.  The obligations of Borrower under Sections 5.01, 5.02, 5.03, 13.03, 13.05, 13.09, 13.10, 13.11, 13.12, 13.13, 13.14 and Sections 12 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) and 16 shall survive the repayment of the Obligations and the termination of the Commitments and, in the case of a Lender’s assignment of any interest in its Commitment or its Loans, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that Lender may cease to be  “Lender” hereunder. In addition, each representation and warranty made herein or pursuant hereto shall survive the making of such representation and warranty.

13.07      Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

13.08      Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

13.09      Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

13.10      Jurisdiction, Service of Process and Venue.

(a)           Submission to Jurisdiction.  Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York and irrevocably submits to the exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.  This Section 13.10(a) is for the benefit of the Lenders only and, as a result, the Lenders shall not be prevented from taking proceedings in any other courts with jurisdiction.

(b)           Alternative Process.  Nothing herein shall in any way be deemed to limit the ability of the Lenders to serve any such process or summonses in any other manner permitted by applicable law.

(c)           Waiver of Venue, Etc.  Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

13.11      Waiver of Jury Trial.  EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER

LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.12      Waiver of Immunity.  To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

13.13      Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ANY LENDER OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

13.14      Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

13.15      No Fiduciary Relationship.  Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and Borrower is solely that of creditor and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties.

13.16      Confidentiality.  Each Lender agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Related Parties, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Lender or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.16, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 13.16 or (y) becomes available to such Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section 13.16, “Confidential Information” means all information received from any Obligor or any Subsidiary relating to any Obligor or any Subsidiary or any of their respective businesses, other than any such information that is available to a Lender on a nonconfidential basis prior to disclosure by any Obligor or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 13.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.  The parties to this Agreement shall prepare a mutually agreeable press release announcing the completion of this transaction on the Restatement Effective Date.

13.17      USA PATRIOT Act.  Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Person to identify Borrower in accordance with the PATRIOT Act.

13.18      Maximum Rate of Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”).  If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor.  In determining whether the interest contracted for, charged, or received by any Lender exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (d) allocate interest between portions of such Indebtedness and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.

13.19      Conflicts with Intercreditor Agreement.  In the event of any conflict or inconsistency among the provisions of this Agreement or the Security Documents (other than the Intercreditor Agreement), on the one hand, and the Intercreditor Agreement, on the other hand, the provisions of the Intercreditor Agreement shall govern and control.

13.20      Waiver of Defaults under Existing Credit Agreement.  Lenders hereby waive any Defaults and Events of Default (each as defined in the Existing Convertible Credit Agreement) under the Existing Convertible Credit Agreement.

13.21      Consent to Amendment to Holdings LLC Agreement.  Lenders, both in their capacity as Lenders under this Agreement and as Holders (as defined in the Existing Warrants), as applicable, under those certain Class A Unit Purchase Warrants of Holdings, issued on or about June 17, 2013, as amended (the “Existing Warrants”), hereby consent to that certain Amendment No. 2 to Holdings LLC Agreement, dated as of August 28, 2015 (the “Amendment”), by Members (as defined in Holdings LLC Agreement) constituting the Required Holders (as defined in the Amendment).

SECTION 14
THE ADMINISTRATIVE AGENT

14.01      Appointment of Administrative Agent.  Each Lender appoints Macquarie US Trading LLC as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the activities of Administrative Agent.

14.02      Removal of Administrative Agent.

(a)           The Required Lenders may, upon 10 Business Days’ notice to the Administrative Agent, order the removal of the Administrative Agent.  Upon receipt of such notice, the Administrative Agent will cease all further activities and duties as Administrative Agent and provide such assistance as the Required Lenders may reasonably request to effect an orderly transition to a new Administrative Agent.  Upon any such removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time and further provided that such approval will not be unreasonably withheld; provided that the approval of Borrower to the removal of Macquarie US Trading LLC should not be required.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed Administrative Agent, and the removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 45 days after written notice of removal is given to the removed Administrative Agent’s under this Section 14.02 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the removed Administrative Agent’s removal shall become effective, (ii) the removed Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any removed Administrative Agent’s removal hereunder, the provisions of this Article shall continue in effect for the benefit of such removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.  If the Administrative Agent is removed, the Borrower shall pay to the Administrative Agent any due and unpaid fees and expenses.

14.03      Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.04), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.04) or in the absence of their own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance by any Obligor of any of the covenants, agreements, or other terms and conditions set forth in any Loan

Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may each consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties and all reasonable attorney fees and expenses incurred in connection therewith shall be reimbursed as set forth herein.

14.04      Lack of Reliance on the Administrative Agent.  Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

14.05      Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders (or all Lenders to the extent otherwise required under this Agreement) with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from the Required Lenders (or all Lenders, as applicable); and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders (or Lenders, as applicable) under the terms of this Agreement.

14.06      Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

14.07      The Administrative Agent in its Individual Capacity.  To the extent the Administrative Agent is a Lender hereunder, the institution serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The institution acting as the Administrative Agent and each of its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

14.08      Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent and Required Lenders (without the approval of Borrower) may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be an institution organized under the laws of the United States of America or any state thereof or an institution which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 14.08 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)           If in connection with the appointment of a successor Administrative Agent such successor and the Required Lenders agree to modify the duties or obligations of such successor, Borrower agrees and agrees to cause other Obligors to enter into amendments to the Loan Documents reasonably requested by Required Lenders in connection with such succession.

14.09      Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

14.10      Administrative Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 13.03) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders (which consent the Administrative Agent shall not give unless instructed to do so by the Required Lenders), to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 13.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.11      Authorization to Execute other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute, upon such Lender’s direction, on behalf of all Lenders all Loan Documents (including, without limitation, the bailee letters and other Security Documents in the form provided by the Lenders) other than this Agreement. For the avoidance of doubt, each

Lender hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of the Lenders and agrees it shall comply with the provisions of the Intercreditor Agreement applicable to such Lender in its capacity as such to the same extent as if such Lender were party thereto.

14.12      Collateral and Guaranty Matters.  The Lenders authorize the Administrative Agent, upon direction from the Required Lenders:

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (ii) if approved, authorized or ratified in writing in accordance with Section 13.04;

(b)           to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

The Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 14.12.  In each case as specified in this Section 14.12, the Administrative Agent is authorized to, at the Borrower’s expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the Liens granted under the Security Documents, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 14.12.

14.13      Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender individually shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, including during the pendency of any bankruptcy, insolvency or other similar proceeding involving Holdings, the Borrower or any other Obligor, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent and Required Lenders, and (ii) in the event of a foreclosure by the Administrative Agent and Required Lenders on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent and Required Lenders at such sale or other disposition.

SECTION 15
CONVERSION OF LOANS AND ACCRUED INTEREST

15.01      Conversion Privilege and Conversion Price.  Subject to and upon compliance with the provisions of this Section 15, at the option of any Lender, all or any portion of the Loans made or held by such Lender and any accrued and unpaid interest thereon (including Default Interest) may be converted into the Conversion Property.  Such conversion right shall commence at the opening of business on the Original Closing Date and expire with respect to any portion of any Loan at the earlier of (a) repayment of such portion of the Loan if such repayment is permitted hereunder and made in accordance with the terms hereof and (b) the close of business on the Business Day preceding the Maturity Date.

15.02      Exercise of Conversion Privilege.

(a)           To exercise the conversion privilege, the Lender exercising such privilege (the “Exercising Lender”) shall deliver written notice to Holdings and the Administrative Agent at the address for notices to Holdings and the Administrative Agent specified in Section 13.02 that such Exercising Lender elects to convert the Loans and any accrued and unpaid interest thereon (including Default Interest) held by such Exercising Lender or, if less than the entire principal balance of the Loans and any accrued and unpaid interest thereon (including Default Interest) held by such Exercising Lender, the portion thereof to be converted.  Except for the right of such Exercising Lender to convert as part of the Conversion Amount any accrued but unpaid interest on the Loans or portion thereof to be converted, no payment or adjustment shall be made upon any conversion on account of any interest accrued on such portion of the Loans so converted on account of any dividends on the Class A Units issued upon conversion.  An Exercising Lender, together with its Affiliates, may not deliver a Conversion Notice with respect to a Conversion Amount of an aggregate amount less than $1,000,000; provided, that any Exercising Lender may deliver a Conversion Notice with respect to a Conversion Amount of less than $1,000,000 if the amount being converted pursuant to such Conversion Notice is the full principal balance of the Loans and any accrued and unpaid interest thereon (including Default Interest) held by such Exercising Lender.

(b)           The Conversion Amount shall be deemed to have been converted immediately prior to the close of business on the day of delivery (the “Conversion Date”) of a written notice in the form of Exhibit C hereto (“Conversion Notice”) for conversion in accordance with the foregoing provisions, and at such time the rights of the Exercising Lender as Lender with respect to the Conversion Amount shall cease, and the Person or Persons entitled to receive the Class A Units issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Units on the Conversion Date.  As promptly as practicable on or after the Conversion Date, Holdings shall issue and shall deliver to the Exercising Lender at the address for notices to Lender specified in Section 13.02 a certificate or certificates, registered in the name of such Exercising Lender or such other Person or Persons as such Exercising Lender shall have specified in the related Conversion Notice, for the number of full of Class A Units issuable upon such conversion, together with payment in lieu of any fraction of a share, as provided in Section 15.03.

(c)           Mandatory Conversion.  The Loans shall be subject to a mandatory conversion, and each Lender shall be deemed to be an Exercising Lender who has delivered a Conversion Notice for all Loans held by such Lender and any accrued and unpaid interest thereon (including Default Interest), upon the consummation of a Qualified IPO; provided that Holdings has provided written notice to the Administrative Agent that Holdings has elected to require the Lenders to convert in connection with the consummation of such Qualified IPO.

15.03      Fractional Units.  Holdings shall not be required upon the conversion of any Loans (or specified portion thereof) to issue any fractional Class A Units, but may, in lieu of issuing any fractional Class A Units that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Average VWAP per share on the Conversion Date

15.04      Adjustment of Conversion Price.

In order to prevent dilution of the rights granted hereunder and to grant the Lenders certain additional rights, the Conversion Price shall be subject to adjustment from time to time as provided in this Section 15.04.

(a)           Subdivisions and Combinations.  In the event Holdings shall, at any time or from time to time after the Original Closing Date while any Loans remain outstanding, effect a subdivision (by any unit split, subdivision or otherwise) of the outstanding Class A Units into a greater number of Class A Units (other than (x) a subdivision upon a merger or consolidation or sale to which Section 15.10 applies or (y) a unit split effected by means of a dividend or distribution to which Section 15.04(b) applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date upon which such subdivision becomes effective shall be proportionately decreased.  Conversely, if Holdings shall, at any time or from time to time after the Original Closing Date while the Loans remain outstanding, effect a combination (by any reverse unit split or otherwise) of the outstanding of Class A Units into a smaller number of Class A Units (other than a combination upon a merger or consolidation or sale to which Section 15.10 applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date upon which such combination becomes effective shall be proportionately increased.  Any adjustment under this Section 15.04(a) shall become effective immediately after the opening of business on the day after the date upon which the subdivision or combination becomes effective.

(b)           Class A Unit Dividends.  In the event Holdings shall, at any time or from time to time after the while any Loans remain outstanding, make or issue to the holders of its Class A Units a dividend or distribution payable in, or otherwise make or issue a dividend or other distribution on any class of its Equity Interests payable in, Class A Units (other than a combination upon a merger or consolidation or sale to which Section 15.10 applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date for the determination of the holders of Class A Units entitled to receive such dividend or distribution shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):

(i)            the numerator of which shall be the total number of Class A Units on a Fully Diluted Basis at the close of business on such date for determination; and

(ii)           the denominator of which shall be the total number of Class A Units on a Fully Diluted Basis at the close of business on such date for determination plus the number of Class A Units issuable in payment of such dividend or distribution.

Any adjustment under this Section 15.04(b) shall become effective immediately after the opening of business on the day after the date for the determination of the holders of Class A Units entitled to receive such dividend or distribution.

(c)           Reclassifications.  A reclassification of the Class A Units (other than any such reclassification upon a merger or consolidation or sale to which Section 15.10 applies) into Class A Units and units of any other class of Equity Interests shall be deemed:

(i)            a distribution by Holdings to the holders of its Class A Units of such units of such other class of Equity Interests for the purposes and within the meaning of Section 15.04(d) (and the effective date of such reclassification shall be deemed to be “the date for the determination of the holders of Class A Units entitled to receive such dividend or distribution” for the purposes and within the meaning of Section 15.04(d)); and

(ii)           if the outstanding Class A Units shall be changed into a larger or smaller number of Class A Units as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Class A Units for the purposes and within the meaning of Section 15.04(d) (and the effective date of such reclassification shall be deemed to be “the date upon which such subdivision becomes effective” or “the date upon which such combination becomes effective”, as applicable, for the purposes and within the meaning of Section 15.04(a)).

(d)           Property Dividends.  In the event Holdings shall, at any time or from time to time while any Loans remain outstanding, make or issue a dividend or distribution to holders of Class A Units a Property Dividend (other than any dividend or distribution of any Convertible Securities referred to in Section 15.04(f)), then and in each such event the Conversion Price in effect immediately prior to the close of business on the date for the determination of the holders of Class A Units entitled to receive such dividend or distribution shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):

(i)            the numerator of which shall be the Average VWAP per Class A Unit on such date for determination minus the portion applicable to one Class A Unit of the fair market value (as reasonably determined in good faith by the Board of Managers whose determination shall be evidenced by a Board Resolution filed with the Lenders) of such Property Dividend so distributed; and

(ii)           the denominator of which shall be such Average VWAP per Class A Unit.

Any adjustment under this Section 15.04(d) shall become effective immediately prior to the opening of business on the day after the date for the determination of the holders of Class A

Units entitled to receive such dividend or distribution.  If the Board of Managers determines the fair market value of any Property Dividend for purposes of this Section 15.04(d) by reference to the actual or when issued Trading Market for any securities comprising any portion of such Property Dividend, it must in doing so consider the prices in such market over the same period used in computing the Average VWAP per Class A Unit.

(e)           Self-Tender Offers.  In the event, at any time or from time to time after the Original Closing Date while any Loans remain outstanding, a Holdings Offer shall expire, then and in each such event the Conversion Price in effect immediately prior to the close of business on the date of the last time (the “Expiration Time”) tenders could have been made pursuant to such Holding Offer shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):

(i)            the numerator of which shall be equal to (A) the product of (1) the Average VWAP per Class A Unit on the date of the Expiration Time and (2) the number of Class A Units on a Fully Diluted Basis (including any tendered Units) as of the Expiration Time less (B) the fair market value (as reasonably determined in good faith by the Board of Managers whose determination shall be evidenced by a Board Resolution filed with the Lenders) of the aggregate consideration payable to equity holders based on the acceptance (up to any maximum specified in the terms of the Holdings Offer) of all Class A Units validly tendered and not withdrawn as of the Expiration Time (the Class A Units deemed so accepted, up to any maximum amount provided for in connection with such Holdings Offer, being referred to as the “Purchased Units”); and

(ii)           the denominator of which shall be equal to the product of (A) the Average VWAP per Class A Unit on the date of the Expiration Time and (B) the number of Class A Units on a Fully Diluted Basis (including any tendered Units) as of the Expiration Time less the number of Purchased Units.

Any adjustment under this Section 15.04(e) shall become effective immediately prior to the opening of business on the day after the Expiration Time.

(f)            Issuances of Class A Units or Convertible Securities.  In the event Holdings shall, at any time or from time to time after the Original Closing Date while the Loans remain outstanding, make or issue, by a dividend or other distribution, to its members any Class A Units or Convertible Securities (other than (i) dividends or distributions covered by Section 15.04(b), (ii) a distribution of Class A Units or Convertible Securities upon a merger or consolidation or sale to which Section 15.10 applies and (iii) issuances of Class A Units pursuant to this Agreement or one or more convertible debt financings entered into pursuant to Section 9.01(c)), whether or not the rights to subscribe or purchase thereunder are immediately exercisable, and the consideration per Class A Unit (or with respect to Convertible Securities, the consideration per unit for which Class A Units may at any time thereafter be issuable pursuant to such Convertible Securities (which consideration shall, as used in this Agreement, include any consideration paid or payable to acquire such Convertible Security or to convert such Convertible Security)) shall be less than the Average VWAP per Class A Unit on the date of such issuance, then and in each such event the Conversion Price at the opening of business on the day after such issuance shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):

(i)            the numerator of which shall be the number of Class A Units on a Fully Diluted Basis at the close of business on such date for determination plus the number of Class A Units that consideration received for such issuance of Class A Units (or with respect to Convertible Securities, the minimum consideration received and receivable by Holdings for the issuance of such maximum number of Class A Units pursuant to the terms of such Convertible Securities if converted on such date of determination) would purchase at the Average VWAP per Class A Unit in effect immediately prior to such issuance; and

(ii)           the denominator of which shall be the number of Class A Units on a Fully Diluted Basis at the close of business immediately after such issuance (and with respect to any Convertible Securities, the maximum number of Class A Units issuable pursuant to such Convertible Securities if converted on such date of determination).

Any adjustment under this Section 15.04(f) shall become effective immediately after the opening of business on the day after such issuance.  In the event at any time after any adjustment of the Conversion Price shall have been made pursuant to Section 15.04(f) on the basis of the distribution of Convertible Securities, such Convertible Securities shall expire, and all or a portion of such Convertible Securities shall not have been exercised, then, and in each such case, upon the election of Holdings by written notice to the Lenders, such previous adjustment in respect of such Convertible Securities which have expired without exercise shall be rescinded and annulled as to any then outstanding Loans, and the Class A Units that were deemed for purposes of the computations set forth in Section 15.04(f) to have been issued by virtue of such adjustment in respect of such Convertible Securities shall no longer be deemed to have been issued, and the Conversion Price shall be appropriately adjusted to reflect the foregoing.

(g)           [Reserved].

(h)           Other Provisions Applicable to Adjustments.

(i)            The adjustments required by Section 15.04(a), (b), (c), (d), (e) and (f) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Conversion Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Conversion Price immediately prior to the making of such adjustment by at least 1%.  Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 15.04(a), (b), (c), (d), (e), and (f) and not previously made, would result in such minimum adjustment.

(ii)           In computing adjustments under this Section 15, fractional interests in Class A Units shall be taken into account to the nearest one-thousandth of a unit.

15.05      Notice of Adjustments of Conversion Price.

Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 15, Holdings at its expense shall promptly:

(a)           compute such adjustment in accordance with the terms hereof;

(b)           after such adjustment becomes effective, deliver to the Lenders in accordance with Section 13.02 a notice setting forth such adjustment (including the kind and amount of securities, cash or other property for which the Loans and any accrued and unpaid interest thereon (including Default Interest) shall be convertible and the Conversion Price) and showing in detail the facts upon which such adjustment is based; and

(c)           deliver to the Lenders a certificate of the chief financial officer of Holdings setting forth the Conversion Price and the number of Class A Units into which the Loans and any accrued and unpaid interest thereon (including Default Interest) are convertible after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the Average VWAP of the Class A Units or the fair market value of any evidences of indebtedness, Equity Interests, cash or other assets or consideration used in the computation was determined).

15.06      Issuance of Additional Units in Connection with a Make Whole Adjustment Event.

(a)           If an Exercising Lender elects to convert all or any portion of the Loans made or held by such Lender and any accrued and unpaid interest thereon (including Default Interest) in connection with either an acceleration of the Loans or a Change of Control (a “Make Whole Adjustment Event”) Holdings shall increase the number of Class A Units (the “Additional Units”) to be issued to such Exercising Lender for each $1,000 of Conversion Amount as set forth in this Section 15.06.

(b)           The number of Additional Units to be issued for each $1,000 of Conversion Amount shall be determined by reference to Schedule 15.06 (subject to adjustment as provided in Section 11.06(d)) and is based on the date on which the Make Whole Adjustment Event occurs or becomes effective (the “Effective Date”) and (1) the price paid or deemed paid per Class A Unit in connection with the Make Whole Adjustment Event in the case of a Make Whole Adjustment Event in which Class A Units are acquired for cash or (2) the Average VWAP per Class A Unit immediately preceding the Effective Date of such Make Whole Adjustment Event in the case of any other Make Whole Adjustment Event (such amount determined under the clause (1) or (2) of this sentence, as applicable, the “Unit Price”).

(c)           If the exact Unit Prices and Effective Dates are not set forth in Schedule 15.06 (as adjusted pursuant to Section 15.06(d)), then if the Unit Price is between two Unit Price amounts in Schedule 15.06 or the Effective Date is between two Effective Dates in Schedule 15.06, the number of Additional Units to be issued for each $1,000 of Conversion Amount shall be determined by a straight-line interpolation between the number of Additional Units set forth for the higher and lower Unit Price amounts and the earlier and later Effective Dates in Schedule 15.06 based on a 365-day year.

(d)           Whenever the Conversion Price shall be adjusted from time to time pursuant to Section 15.04, each Unit Price set forth in the table under the row titled “Unit Price” on Schedule 15.06 shall be adjusted in the same manner in which, at the same time and for the same events for which, the Conversion Price is to be so adjusted.  The Unit Prices in Schedule 15.06 shall be adjusted by the same adjustment factor applied to the Conversion Rate pursuant to Section 15.04 and the number of Additional Units to be issued for each $1,000 of Conversion Amount shall be adjusted by the inverse of that adjustment factor.

15.07      Notice of Certain Corporate Actions.  In the event Holdings shall propose:

(i)            to make or issue any dividend or other distribution to holders of Class A Units of any Equity Interests, cash, assets or property or of any rights to subscribe for or purchase any Equity Interests of Holdings; or

(ii)           to effect any Section 15 Transaction, Change of Control or Public Offering;

(iii)          to effect the voluntary or involuntary dissolution, liquidation or winding-up of Holdings, to the extent permitted in this Agreement;

(iv)          to effect any reclassification of its Class A Units; or

(v)           to commence a Holdings Offer for all or a portion of the outstanding of Class A Units (or shall amend any such Holdings Offer, other than for amendments that are immaterial individually and in the aggregate), then, and in each such case, Holdings shall deliver to the Lenders, in accordance with Section 13.02, a notice of such proposed action.  Such notice shall specify (1) the date on which a record is to be taken for the purposes of such dividend or distribution, (2) the date on which such reclassification, Section 15 Transaction, Change of Control, Public Offering or liquidation, dissolution or winding up is expected to become effective, (3) the date as of which it is expected that holders of Class A Units of record shall be entitled to exchange their Class A Units for securities, cash or other property deliverable upon such reclassification, Section 15 Transaction, Change of Control or liquidation, dissolution or winding up or (4) the date on which such Holdings Offer commenced, the date on which such Holdings Offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).  Such notice shall be given, in the case of any action covered by clause (i) above, at least 10 days prior to the record date for determining holders of the Class A Units for purposes of such action or, in the case of any action covered by clauses (ii) through (v) above (other than amendments to a Holding Offer), at least 20 days prior to the applicable effective or expiration date specified above or, in the case of a material amendment of a Holdings Offer, at least 5 days prior to the expiration date of such Holdings Offer.

If at any time Holdings shall cancel any of the proposed transactions for which notice has been given under this Section 15.07 prior to the consummation thereof, Holdings shall give the Lenders prompt notice of such cancellation in accordance with Section 13.02.

15.08      Reservation and Authorization of Class A Units; Listing; Piggyback Registration Rights.

(a)           Holdings covenants that so long as any Loans remain outstanding, Holdings will at all times reserve and keep available, from its authorized and unissued Class A Units solely for issuance and delivery upon the conversion of the Loans and any accrued and unpaid interest thereon (including Default Interest) and free of preemptive rights, such number of Class A Units and other securities, cash or property as from time to time shall be issuable upon the conversion in full of all outstanding Loans and any accrued and unpaid interest thereon (including Default Interest).  Holdings further covenants that it shall from time to time, take all steps necessary to increase the authorized number of its Class A Units if at any time the authorized number of Class A Units remaining unissued would otherwise be insufficient to allow delivery of all the Class A Units then deliverable upon the conversion in full of all outstanding Loans and any accrued and unpaid interest thereon (including Default Interest).  Holdings covenants that all Class A Units issuable hereunder upon conversion of the Loans will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer (other than any such restrictions contained in the Holdings LLC Agreement or the Shareholders Agreement) and will be free from all Taxes in respect of the issue thereof.  Holdings shall take all such actions as may be necessary to ensure that all Class A Units may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which Class A Units may be listed (except for official notice of issuance which shall be immediately delivered by Holdings upon each such issuance).  Holdings covenants that any certificates issued to evidence any Class A Units issued upon conversion of Loans will comply with the Delaware Limited Liability Company Act and any other applicable law.

(b)           Holdings hereby authorizes and directs its current and future transfer agents for the Class A Units at all times to reserve stock certificates for such number of authorized Units as shall be requisite for such purpose.  Holdings will supply such transfer agents with duly executed stock certificates for such purposes.

(c)           If an IPO has been consummated then the Company shall take all steps necessary to approve for listing (on the same exchange as any other Class A Units (or Other Securities) are listed) all of the Class A Units issuable hereunder (it being understood that the Company shall not have any obligation to register any such Class A Units except to the extent provided in the following sentence).  If an IPO has been consummated Holdings shall grant customary piggyback registration rights to the Lenders on substantially the same terms as those granted to Holdings’ members pursuant to the Holdings LLC Agreement.  Notwithstanding anything to the contrary set forth herein, this Section 15.08(c) shall survive any termination of this Agreement.

15.09      Taxes on Conversion.  Holdings shall not be responsible for the payment of any Taxes in respect of the issue or delivery of Class A Units on Conversion of Loans pursuant hereto other than any and all stamp, excise or similar Taxes that may be payable in respect of such issuance or delivery.

15.10      Changes in Class A Units.

(a)           In case at any time or from time to time after the Original Closing Date while any Loans remain outstanding, Holdings shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting (i) a merger of Holdings into, a consolidation of Holdings with, or a sale of all or substantially all of Holdings’ assets to, any other Person (a “Non-Surviving Transaction”), (ii) an Incorporation Transaction or (iii) any merger of another Person into Holdings in which the previously outstanding Class A Units shall be cancelled, reclassified or converted or changed into or exchanged for securities of Holding or other property (including cash) or any combination of the foregoing (a “Surviving Transaction”; any Non-Surviving Transaction, Incorporation Transaction, or Surviving Transaction being herein called a “Section 15 Transaction”), then, as a condition to the consummation of such Section 15 Transaction, Holdings shall (or, in the case of any Incorporation Transaction or Non-Surviving Transaction, Holdings shall cause such other Person to) ensure that:

(i)            so long as any Loans remain outstanding, on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Section 15, upon the conversion of any portion of any Loans and any accrued and unpaid interest thereon (including Default Interest) at any time on or after the consummation of such Section 15 Transaction:

(A)          the Conversion Amount with respect to the portion of such Loan so converted shall be convertible into, in lieu of the Conversion Property issuable upon such conversion prior to such consummation, only the securities or other property (“Substituted Property”) that are receivable upon such Section 15 Transaction by a Person that was a holder of Class A Units immediately prior to such Section 15 Transaction (or cash as provided in the following clause (B)); and

(B)          the amount of Substituted Property into which such Conversion Amount shall be convertible shall equal the product of (x) the amount of Substituted Property that would have been receivable upon such Section 15 Transaction by a holder of one Class A Unit multiplied by (y) the quotient of (1) such Conversion Amount at the time of conversion and (2) the Conversion Price at the time of conversion; and

(ii)           the rights and obligations of Holdings (or, in the event of a Non-Surviving Transaction, such other Person) and the Lenders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of Holdings and the Lenders in respect of  the Conversion Property.

(b)           Any adjustments for events subsequent to the effective date of such Section 15 Transaction, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 15.  The above provisions of this Section 15.10 shall similarly apply to successive Section 15 Transactions.

(c)           After the occurrence of an Incorporation Transaction, an Exercising Lender, as a condition to the exercise of the conversion privilege described herein, shall enter into the same shareholders agreement or stockholders agreement entered into by all other equity holders of Holdings following the Incorporation Transaction (the “Shareholders Agreement”) and the

Shareholders Agreement shall be consistent with the rights and obligations provided for in the Holdings LLC Agreement as applied to a corporation.

15.11      No Voting or Dividend Rights.  Except as may be specifically provided for herein until the conversion of any Loan or any accrued and unpaid interest thereon (including Default Interest) into Class A Units, the Lenders shall not have or exercise any rights by virtue hereof as a holder of Class A Units, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of Class A Units or to receive notice of, or attend, meetings or any other proceedings of the holders of Class A Units.

15.12      Availability of Information.  Without limiting any rights to the delivery of information by Holdings to which the Lenders may be entitled to pursuant to Section 8.01 and 8.02, if Holdings shall have completed an initial public offering, then Holdings shall comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act and shall comply with all public information reporting requirements of the Commission (including Rule 144 promulgated by the Commission under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any restricted securities.  Holdings shall also cooperate with each Exercising Lender in supplying such information as may be necessary for such Exercising Lender to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any restricted securities.  Holdings shall furnish to each Exercising Lender, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its members, and copies of all regular and periodic reports and all registration statements and prospectuses filed by Holdings with any securities exchange or with the Commission or if such materials are available publicly via the internet, notice and instruction as to how to access such materials.  The obligations under this Section 15.12 shall survive termination of this Agreement until no Exercising Lender holds any Class A Units.

15.13      No Effect on Covenants.  Any provision in this Section 15 requiring Holdings to deliver a notice or certificate in respect of, or providing an adjustment to the Conversion Price in respect of, any event or transaction shall not affect, or be construed to limit, any provision herein that may otherwise prohibit or limit such event or transaction.

15.14      Definitions.  For all purposes of this Agreement, including this Section 15, except as otherwise expressly provided or unless the context otherwise requires:

“Additional Units” has the meaning assigned to such term in Section 15.06(a).

“Average VWAP” means on any date:

(i)            if on such date (or, if such date is not a Trading Day, the next preceding Trading Day) the Class A Units are listed or quoted for trading on a Trading Market or if prices for the Class A Units are reported for such Trading Day in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices):

(A)          except for the purpose of any computation under Section 15.04(d), Section 15.04(e), Section 15.04(f), Section 15.03 or Section 15.06, the average of the VWAPs for the Class A Units for each of the 30 consecutive Trading Days ending on such date (or, if such date is not a Trading Day, the next preceding Trading Day); provided, however, that if the “ex” date for any event that requires an adjustment to the Conversion Price pursuant to Section 15.04(a), Section 15.04(b), Section 15.04(d), Section 15.04(e), or Section 15.04(f) occurs on any of the Trading Days in such period of 30 consecutive Trading Days, the VWAP for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such VWAP by the same fraction by which the Conversion Price is so required to be adjusted pursuant to Section 15.04(a), Section 15.04(b), Section 15.04(d), Section 15.04(e), or Section 15.04(f), as applicable, as a result of such other event; or

(B)          for the purpose of any computation under Section 15.04(d) or Section 15.04(f), the average of the VWAPs for the Class A Units for each of the 30 consecutive Trading Days ending on the earlier of (x) such date (or, if such date is not a Trading Day, the next preceding Trading Day); and (y) the Trading Day next preceding the “ex” date for the issuance or distribution requiring such computation; provided, however, that if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 15.04(a), Section 15.04(b), Section 15.04(d), Section 15.04(e), or Section 15.04(f) occurs on any of the Trading Days in such period of 30 consecutive Trading Days, the VWAP for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such VWAP by the same fraction by which the Conversion Price is so required to be adjusted pursuant to Section 15.04(a), Section 15.04(b), Section 15.04(d), Section 15.04(e), or Section 15.04(f), as applicable, as a result of such other event; or

(C)          for the purpose of any computation under Section 15.04(e), the average of the VWAPs for each of the consecutive Trading Days in the period commencing on the latest (the “Commencement Date”) of (i) the date 29 Trading Days before such date (or, if such date is not a Trading Day, the next preceding Trading Day); (ii) the date of commencement of the tender offer requiring such computation, and (iii) the date of the last amendment, if any, of such tender offer involving a change in the maximum number of Units for which tenders are sought or a change in the consideration offered and ending on the date of the Expiration Time (as defined in Section 15.04(e)) of such tender offer; provided, however, that if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 15.04(a), Section 15.04(b), Section 15.04(d), Section 15.04(e), or Section 15.04(f) occurs on any of the Trading Days in such period, the VWAP for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such VWAP by the same fraction by which the Conversion Price is so required to be adjusted pursuant to such Section 15.04(a), Section 15.04(b),

Section 15.04(d), Section 15.04(e), or Section 15.04(f), as applicable, as a result of such other event;

(D)          for the purposes of any computation under Section 15.03, the VWAP for such date or, if such date is not a Trading Day, for the next preceding Trading Day; or

(E)           for the purposes of any computation under Section 15.06, the average of the VWAPs for the Class A Units for each of the 5 consecutive Trading Days ending on the day immediately preceding the Effective Date of such Make Whole Adjustment Event; or

(ii)           if on such date (or, if such date is not a Trading Day, the next preceding Trading Day) the Class A Units are not listed or quoted for trading on a Trading Market and if prices for the Class A Units are not reported for such Trading Day in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one Class A Unit (“Fair Market Value”) as determined as of such date (x) for the purposes of any computation under this Section 15 (except under Section 15.03), by the Board of Managers in good faith as set forth in a Board Resolution, subject to a Dispute Process if requested by the Required Lenders, or (y) for the purposes of any computation under Section 15.03, as reasonably determined by the Chief Financial Officer of Holdings in good faith whose determination shall be evidenced by a certificate of such officer delivered to the Lenders.

“Board of Managers” means (a) the Board of Managers of Holdings or (b) any duly authorized committee of the Board of Managers of Holdings. “Board of Managers” shall also refer to, if applicable, the Board of Directors from and after the date that Holdings converts to a corporation.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Holdings to have been duly adopted by the Board of Managers and to be in full force and effect on the date of such certification and delivered to the Lenders.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Conversion Amount” means, with respect to any portion of the Loans and any accrued and unpaid interest thereon (including Default Interest) to be converted in accordance with this Section 15, the amount, in Dollars, of the outstanding principal balance of the Loans and any accrued and unpaid interest thereon (including Default Interest); provided, that with respect to any portion of the Loans and any accrued and unpaid interest thereon (including Default Interest) to be converted in connection with a Qualified IPO in accordance with Section 15.02(c), the Conversion Amount shall mean the product of (x) the sum of (1) the amount, in Dollars, of the outstanding principal balance of the Loans and any accrued and unpaid interest thereon (including Default Interest) to be converted and (2) the aggregate amount of interest that would accrue from the consummation of the QPO through June 17, 2018 assuming that (A) such interest would accrue on each day during such period at the same rate of interest as is applicable to the Loans hereunder immediately prior to consummation of the QPO, and (B) such Loans remained outstanding in full through June 17, 2018 and (y) the QPO Conversion Percentage.

“Conversion Date” shall have the meaning assigned to such term in Section 15.02(b).

“Conversion Notice” shall have the meaning assigned to such term in Section 15.02(b).

“Conversion Price” means the conversion price Class A Unit, initially set at $12.00, subject to adjustment as provided in Section 15.04; provided, however, that in the event of any underwritten public offering of common equity shares or units of Holdings or any successor thereto, the Conversion Price shall be adjusted to be the lesser of the then Conversion Price and eighty four and three quarters of one percent (84.75%) of the per share price in such offering.

“Conversion Property” means such number of fully paid and nonassessable Class A Units as shall equal the sum of (1) the quotient of (x) the Conversion Amount with respect to the applicable portion of the Loans and any accrued and unpaid interest thereon (including Default Interest) being converted and (y) the Conversion Price, determined as provided herein, in effect at the time of conversion and (2) to the extent applicable, any Additional Units.

“Dispute Process” means, if the Required Lenders dispute the applicable determination by the Board of Managers of the Fair Market Value, the Required Lenders or the Administrative Agent may deliver to the Board of Managers a written notice of objection including in reasonable detail their objections to Holdings’ calculation of Fair Market Value (the “Objection Notice”) within 30 days after the Board of Mangers delivered its applicable determination of the Fair Market Value, then Fair Market Value shall be determined as follows:  Within 30 days of the delivery of the Objection Notice, the Required Lenders and Holdings shall select the Independent Financial Expert.  Within 30 days of the engagement of the Independent Financial Expert by Holdings, the Required Lenders, on the one hand, and Holdings, on the other hand, shall submit to the Independent Financial Expert and exchange with each other, their calculation of Fair Market Value.  Within 15 days of the receipt by the Required Lenders, on the one hand, and Holdings, on the other hand, of the other’s calculation of Fair Market Value pursuant to the preceding sentence, each shall submit to the Independent Financial Expert and exchange with each other, any responsive or supplemental statement in writing.  The Independent Financial Expert shall make its determination solely based on the written materials submitted by the parties, and none of Holdings, the Administrative Agent, or the Lenders shall have any ex parte communications with the Independent Financial Expert.  Within no more than 30 days following the submission of supplemental statements (or the deadline for submitting such supplemental statements, if none were submitted), the Independent Financial Expert shall select one of the calculations submitted by either the Required Lenders or Holdings as the Fair Market Value.  The selection by the Independent Financial Expert of Fair Market Value shall be final and binding upon the parties.  The fees, costs and expenses of the Independent Financial Expert for the first two Dispute Process proceedings shall be paid by the Company; thereafter, such fees, costs and expenses shall be paid 100% by the party whose calculation of Fair Market Value was not selected by the Independent Financial Expert.  If the Lenders are required to pay the fees, costs and expenses of the Independent Financial Expert pursuant to the foregoing sentence, such fees, costs and expenses (the “Set-Off Amount”) shall be promptly paid by the Borrower and the obligations of the Borrower to pay interest on the next interest payment date shall be reduced by an amount equal to the Set-Off Amount.

“Effective Date” shall have the meaning assigned to such term in Section 15.06(b).

“‘ex’ date” means (to the extent that any Class A Units are traded on an exchange):

(i)            when used with respect to any issuance or distribution, the first date on which the Class A Units trade regular way on the relevant exchange or in the relevant market from which the VWAP was obtained without the right to receive such issuance or distribution;

(ii)           when used with respect to any subdivision or combination of Class A Units, the first date on which the Class A Units trades regular way on the relevant exchange or in the relevant market after the time at which such subdivision or combination becomes effective; or

(iii)          when used with respect to any tender offer, the first date on which the Class A Units trade regular way on the relevant exchange or in the relevant market after the Expiration Time of such tender offer.

“Exercising Lender” shall have the meaning assigned to such term in Section 15.02(a).

“Expiration Time” shall have the meaning assigned to such term in Section 15.04(e).

“Fair Market Value” shall have the meaning assigned to such term in the definition of “Average VWAP”.

“Financial Expert” means any broker or dealer registered as such under the Exchange Act that conducts an investment banking business of nationally recognized standing.

“Fully Diluted Basis” means at any time, as applied to any calculation of the number of securities of Holdings, after giving effect to (x) all Class A Units and Other Securities of Holdings outstanding at the time of determination and (y) all Class A Units or Other Securities issuable upon the exercise of any Convertible Security outstanding as of the date thereof.

“Holdings Offer” means any tender offer (including any exchange offer) as amended from time to time made by Holdings or any of its Subsidiaries for the purchase (including the acquisition pursuant to an exchange offer) of, or any other repurchase or redemption of, all or any portion of the outstanding Class A Units for an amount per Class A Unit greater than the Average VWAP as of the effective date of such purchase, repurchase or redemption.

“Independent Financial Expert” means any Financial Expert selected by Holdings that is reasonably acceptable to the Required Lenders.

“IPO” means the first widely distributed underwritten Public Offering for the account of Holdings (or a successor entity) in which the gross proceeds from such Public Offering (together with the proceeds from any prior underwritten Public Offering) equal or exceed $75 million in the aggregate and the common equity of Holdings is listed on either NYSE or NASDAQ.

“Make Whole Adjustment Event” shall have the meaning assigned to such term in Section 15.06(a).

“Non-Surviving Transaction” shall have the meaning assigned to such term in Section 15.10(a).

“Other Securities” means any Equity Interests (other than Class A Units) of Holdings or any other Person (a) that the Exercising Lenders at any time shall be entitled to receive, or shall have received, upon the exercise of the conversion privilege hereunder, in lieu of or in addition to Class A Units and (b) that at any time shall be issuable or shall have been issued in exchange for or in replacement of any Class A Units or Other Securities issued or issuable in connection with any exercise of the conversion privilege hereunder.

“Property Dividend” means any payment by Holdings to holders of its Class A Units of any dividend, or any other distribution by Holdings to such holders, of any Equity Interests of Holdings, evidences of indebtedness of Holdings, cash or other assets (including Equity Interests, (of Holdings or any other Person)), other than any dividend or distribution (i) upon a merger or consolidation or sale to which Section 15.10 applies or (ii) of any Class A Units referred to in Section 15.04(e).

“Purchased Units” shall have the meaning assigned to such term in Section 15.04(e).

“QPO Conversion Percentage” means, if (i) the Qualified IPO is consummated on or prior to the second anniversary of the Original Closing Date, 103%; (ii) the Qualified IPO is consummated after the second anniversary of the Original Closing Date and on or prior to the fourth anniversary of the Original Closing Date, 102%; and (iii) if the Qualified IPO is consummated after the fourth anniversary of the Original Closing Date, 100%.

“Section 15 Transaction” shall have the meaning assigned to such term in Section 15.10(a).

“Shareholders Agreement” shall have the meaning assigned to such term in Section 15.10(c).

“Substituted Property” shall have the meaning assigned to such term in Section 15.10(a)(i)(A).

“Surviving Transaction” shall have the meaning assigned to such term in Section 15.10(a).

“Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

“Trading Market” means any national securities exchange on which the applicable securities are listed.

“Unit Price” shall have the meaning assigned to such term in Section 15.06(b).

“VWAP” means, on any Trading Day:

(i)            if the Class A Units are listed or quoted for trading on a Trading Market on such Trading Day, the daily volume weighted average price per share of the Class A Units for such Trading Day on such Trading Market as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time);

(ii)           if the Class A Units are not listed or quoted for trading on a Trading Market on such Trading Day and if prices for the Class A Units are reported for such Trading Day in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Class A Units so reported; or

(iii)          if such daily volume weighted average price specified in clause (i) or bid price specified in clause (ii) is not reported for such Trading Day as so specified, the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such Trading Day (neither being under any compulsion to buy or sell) for one Class A Unit as determined as of such Trading Day, by the Board of Managers in good faith as set forth in a Board Resolution, subject to a Dispute Process by an Independent Financial Expert if requested by the Required Lenders.

SECTION 16

NO REDEMPTION OF CLASS E UNITS OF HOLDINGS

Notwithstanding anything to the contrary set forth in the Holdings LLC Agreement or any other document, the Class E Units of Holdings may not be redeemed until the later of (i) the ninety-fifth (95th) day after the Stated Maturity Date and (ii) the ninety-fifth (95th) day after the actual indefeasible payment in full of the Obligations.  This Section 16 shall survive the indefeasible payment in full of the Obligations and the termination or expiration of any other provision of this Agreement or any other Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

KADMON PHARMACEUTICALS, LLC

By	/s/ Harlan W. Waksal
Name: Harlan W. Waksal
Title: President and Chief Executive Officer

Address for Notices:
450 East 29th Street
New York, NY 10016
Attn:	Steven N. Gordon, Esq
Tel.:	(212) 308-6000
Fax:	(212) 355-7855
Email:	Steve@Kadmon.com

GUARANTORS:

KADMON CORPORATION, LLC

By	/s/ Harlan W. Waksal
Name: Harlan W. Waksal
Title: President and Chief Executive Officer

Address for Notices:
450 East 29th Street
New York, NY 10016
Attn:	Steven N. Gordon, Esq
Tel.:	(212) 308-6000
Fax:	(212) 355-7855
Email:	Steve@Kadmon.com

KADMON HOLDINGS, LLC

By	/s/ Harlan W. Waksal
Name: Harlan W. Waksal
Title: President and Chief Executive Officer

Address for Notices:
450 East 29th Street
New York, NY 10016
Attn:	Steven N. Gordon, Esq

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

Tel.:	(212) 308-6000
Fax:	(212) 355-7855
Email:	Steve@Kadmon.com

KADMON RESEARCH INSTITUTE, LLC

By	/s/ Harlan W. Waksal
Name: Harlan W. Waksal
Title: President and Chief Executive Officer

Address for Notices:
450 East 29th Street
New York, NY 10016
Attn:	Steven N. Gordon, Esq
Tel.:	(212) 308-6000
Fax:	(212) 355-7855
Email:	Steve@Kadmon.com

THREE RIVERS RESEARCH INSTITUTE I, LLC

By	/s/ Harlan W. Waksal
Name: Harlan W. Waksal
Title: President and Chief Executive Officer

Address for Notices:
450 East 29th Street
New York, NY 10016
Attn:	Steven N. Gordon, Esq
Tel.:	(212) 308-6000
Fax:	(212) 355-7855
Email:	Steve@Kadmon.com

THREE RIVERS BIOLOGICS, LLC

By	/s/ Harlan W. Waksal
Name: Harlan W. Waksal
Title: President and Chief Executive Officer

Address for Notices:
450 East 29th Street
New York, NY 10016
Attn:	Steven N. Gordon, Esq
Tel.:	(212) 308-6000

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

Fax:	(212) 355-7855
Email:	Steve@Kadmon.com

THREE RIVERS GLOBAL PHARMA, LLC

By	/s/ Harlan W. Waksal
Name: Harlan W. Waksal
Title: President and Chief Executive Officer

Address for Notices:
450 East 29th Street
New York, NY 10016
Attn:	Steven N. Gordon, Esq
Tel.:	(212) 308-6000
Fax:	(212) 355-7855
Email:	Steve@Kadmon.com

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

ADMINISTRATIVE AGENT:

MACQUARIE US TRADING LLC

By	/s/ Joshua Karlin
Name: Joshua Karlin
Title: Authorized Signatory

By	/s/ Anita Chiu
Name: Anita Chiu
Title: Associate Director

Address for Notices:

Macquarie US Trading LLC

225 West Washington Street, 21st Floor

Chicago, Illinois 60606

Attention: Agency Services – Mike Fredian

Fax No.: (312) 262-6308

Email: MacquarieUST@cortlandglobal.com

With a copy (which shall not constitute effective notice) to:

Macquarie US Trading LLC

125 West 55th Street

New York, New York 10019

Attention: Arvind Admal

Fax No.: (212) 231-0629

Email: loan.admin@macquarie.com

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

MACQUARIE BANK LIMITED
as a Lender

By	/s/ Carmel Ferguson
Name: Carmel Ferguson
Title: Executive Director

By	/s/ Frederick Foo
Name: Frederick Foo
Title: Associate Director

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

SPCP GROUP, LLC
as a Lender

By	/s/ Michael A. Gatto
Name: Michael A. Gatto
Title: Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

SAN BERNARDINO COUNTY EMPLOYEES RETIREMENT ASSOCIATION as a Lender

By:	GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

GOLDENTREE 2004 TRUST as a Lender

By:	GoldenTree Asset Management, LP,
its Investment Advisor

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

GT NM, L.P. as a Lender

By:	GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

GN3 SIP LIMITED as a Lender

By:	GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

GOLDENTREE CREDIT OPPORTUNITIES SECOND FINANCING, LTD. as a Lender

By:	GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CONVERTIBLE CREDIT AGREEMENT

Disclosure Schedule of Credit Agreement

INDEX

7.05(b)	–	Certain Intellectual Property
7.05(c)	–	Material Intellectual Property
7.05(d)	–	Products, Co-Promote Products and Line Extensions Schedule
7.06	–	Certain Litigation
7.08	–	Taxes
7.12	–	Information Regarding Subsidiaries
7.13(a)	–	Existing Indebtedness of the Obligors
7.13(b)	–	Existing Liens Granted by the Obligors
7.14	–	Material Agreements of Obligors
7.15	–	Restrictive Agreements
7.16	–	Real Property Owned or Leased by any Obligor
7.17	–	Pension Matters
7.19	–	Certain Regulatory Approvals

Exhibit A
to Credit Agreement

FORM OF GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] by [NAME OF ADDITIONAL GUARANTOR], a          [corporation][limited liability company] (the “Additional Guarantor”), under that certain Third Amended and Restated Senior Secured Convertible Credit Agreement, dated as of August 28, 2015 (as amended, restated, supplemented or otherwise modified, renewed, refinanced or replaced, the “Credit Agreement”), among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (“Borrower”), the Guarantors party thereto, the lenders party thereto (the “Lenders”) and Macquarie US Trading LLC, a Delaware limited liability company in its capacity as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to Section 8.11(a) of the Credit Agreement, the Additional Guarantor hereby agrees to become a “Guarantor” for all purposes of the Credit Agreement, and a “Grantor” for all purposes of the Security Agreement.  Without limiting the foregoing, the Additional Guarantor hereby, jointly and severally with the other Guarantors, guarantees to the Administrative Agent and each Lender, and each of their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 12.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Section 12 of the Credit Agreement. In addition, as of the date hereof, the Additional Guarantor hereby makes the representations and warranties set forth in Sections 7.01, 7.02, 7.03, 7.05(a), 7.06, 7.07, 7.08 and 7.18 of the Credit Agreement, and in Section 2 of the Security Agreement, with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof.

IN WITNESS WHEREOF, the Additional Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL GUARANTOR]

By
Name:
Title:

Exhibit A-1

Exhibit B
to Credit Agreement

FORM OF NOTICE OF PREPAYMENT

[Date]

Macquarie US Trading LLC, as Administrative Agent

225 West Washington Street, 21st Floor

Chicago, Illinois 60606

Attention: Agency Services — Mike Fredian

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Senior Secured Convertible Credit Agreement dated as of August 28, 2015 (as amended, restated, supplemented, modified or otherwise changed from time to time, “Credit Agreement”) by and among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (the “Borrower”), the guarantors party thereto, the lenders party thereto (the “Lenders”) and Macquarie US Trading LLC, a Delaware limited liability company in its capacity as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

Pursuant to Section 3.03 of the Credit Agreement, the Borrower hereby provides notice to the Administrative Agent and each Lender that the Borrower shall prepay the Loan as provided herein.

The date of such optional Loan prepayment shall be [     ](7).  The amount of the Loan or portion thereof to be prepaid pursuant to this notice shall be $[     ], such amount constituting principal in the amount of $[  ], accrued interest to such date in the amount of $[     ], Prepayment Premium, calculated in accordance with Section 3.03 of the Credit Agreement, in the amount of $[     ], and other amounts, if any, due in connection with such a prepayment pursuant to the terms of the Credit Agreement in the amount of $[     ], with the amount of interest, Prepayment Premium and other amounts, if any, to be confirmed by the Administrative Agent.  This notice shall be irrevocable.

Very truly yours,

KADMON PHARMACEUTICALS, LLC

Name:
Title:

(7)  Must be after the first anniversary of the Closing Date and one Business Day after the date of this notice.

Exhibit B-1

Exhibit C
to Credit Agreement

FORM OF NOTICE OF CONVERSION

                     , 20

Macquarie US Trading LLC, as Administrative Agent

225 West Washington Street, 21st Floor

Chicago, Illinois 60606

Attention: Agency Services — Macquarie

Kadmon Holdings, LLC

450 East 29th Street

New York, NY 10016

Attention:  Steven N. Gordon, Esq.

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Senior Secured Convertible Credit Agreement dated as of August 28, 2015 (as amended, restated, supplemented, modified or otherwise changed from time to time, “Credit Agreement”) by and among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (the “Borrower”), Kadmon Holdings, LLC, a Delaware limited liability company (“Holdings”), the other guarantors party thereto, the lenders party thereto (the “Lenders”) and Macquarie US Trading LLC, and its successors and assigns, in its capacity as administrative agent, collateral agent and custodian for the Lenders (the “Administrative Agent”).  Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

Pursuant to Section 15.02 of the Credit Agreement, the undersigned Exercising Lender hereby delivers notice that such Exercising Lender elects to convert [               ](8) of the Loans and any accrued and unpaid interest thereon held by such Exercising Lender into fully paid and nonassessable Class A Units as provided in Section 15 of the Credit Agreement.

The undersigned hereby agrees, effective as of the date hereof, (i) to become a party to the Holdings LLC Agreement as a member (or, if applicable, a party to the Shareholders Agreement in a similar capacity), (ii) to be bound by all terms, covenants, conditions, representations and warranties under the Holdings LLC Agreement (or, if applicable, under the Shareholders Agreement) and (iii) that for all purposes of the Holdings LLC Agreement, the

(8)  Exercising Lender, together with its Affiliates, may not deliver a Conversion Notice with respect to a Conversion Amount of an aggregate amount less than $1,000,000; provided, that any Exercising Lender may deliver a Conversion Notice with respect to a Conversion Amount of less than $1,000,000 if the amount being converted pursuant to such Conversion Notice is the full principal balance of the Loans and any accrued and unpaid interest thereon (including Default Interest) held by such Exercising Lender.

Exhibit C-1

undersigned shall be included within the term Member (or, if applicable, as a party to the Shareholders Agreement in a similar capacity).  The undersigned acknowledges that the undersigned has received and reviewed a copy of the Holdings LLC Agreement or Shareholders Agreement, as applicable.

Very truly yours,

[EXERCISING LENDER]

Name:
Title:

Exhibit C-2

Exhibit D-1
to Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Third Amended and Restated Senior Secured Convertible Credit Agreement, dated as of August 28, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (“Borrower”), the Guarantors party thereto, the lenders party thereto (the “Lenders”) and Macquarie US Trading LLC, a Delaware limited liability company in its capacity as administrative agent (in such capacity, the “Administrative Agent”).  [                                           ] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  The Foreign Lender hereby represents and warrants that:

1.             The Foreign Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate;

2.             The Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

3.             The Foreign Lender is not a 10-percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4.             The Foreign Lender is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code; and

5.             The Foreign Lender has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature follows]

Exhibit D-1-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By
Name:
Title:

Date:

Exhibit D-1-2

Exhibit D-2
to Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Third Amended and Restated Senior Secured Convertible Credit Agreement, dated as of August 28, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (“Borrower”), the Guarantors party thereto, the lenders party thereto (the “Lenders”) and Macquarie US Trading LLC, a Delaware limited liability company in its capacity as administrative agent (in such capacity, the “Administrative Agent”).  [                                                     ] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  The Foreign Lender hereby represents and warrants that:

1.             The Foreign Lender is the sole record and beneficial owner of the participation in respect of which it is providing this certificate;

2.             The Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

3.             The Foreign Lender is not a 10-percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4.             The Foreign Lender is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code; and

5.             The Foreign Lender has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature follows]

Exhibit D-2-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By
Name:
Title:

Date:

Exhibit D-2-2

Exhibit D-3
to Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Third Amended and Restated Senior Secured Convertible Credit Agreement, dated as of August 28, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (“Borrower”), the Guarantors party thereto, the lenders party thereto (the “Lenders”) and Macquarie US Trading LLC, a Delaware limited liability company in its capacity as administrative agent (in such capacity, the “Administrative Agent”).  [                                                  ] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  The Foreign Lender hereby represents and warrants that:

1.             The Foreign Lender is the sole record owner of the participation in respect of which it is providing this certificate;

2.             The Foreign Lender’s direct or indirect partners/members are the sole beneficial owners of the participation in respect of which it is providing this certificate;

3.             With respect to the participation, neither the Foreign Lender nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

4.             None of the Foreign Lender’s direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code;

5.             None of the Foreign Lender’s direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code; and

6.             The Foreign Lender has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature follows]

Exhibit D-3-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By
Name:
Title:

Date:

Exhibit D-3-2

Exhibit D-4
to Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Third Amended and Restated Senior Secured Convertible Credit Agreement, dated as of August 28, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (“Borrower”), the Guarantors party thereto, the lenders party thereto (the “Lenders”) and Macquarie US Trading LLC, a Delaware limited liability company in its capacity as administrative agent (in such capacity, the “Administrative Agent”).  [                                         ] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  The Foreign Lender hereby represents and warrants that:

1.                                      The Foreign Lender is the sole record owner of the Loans in respect of which it is providing this certificate;

2.                                      The Foreign Lender’s direct or indirect partners/members are the sole beneficial owners of the Loans in respect of which it is providing this certificate;

3.                                      With respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the Foreign Lender nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

4.                                      Neither the Foreign Lender nor its direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section  871(h)(3)(B) of the Code;

5.                                      Neither the Foreign Lender nor its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code; and

6.                                      The Foreign Lender has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such

Exhibit D-4-1

payments.

[Signature follows]

Exhibit D-4-2

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By
Name:
Title:

Date:

Exhibit D-4-3

Exhibit E
to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section 8.01(d) of, and in connection with the consummation of the transactions contemplated in, the Third Amended and Restated Senior Secured Convertible Credit Agreement, dated as of August 28, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (“Borrower”), the Guarantors party thereto, the lenders party thereto (the “Lenders”) and Macquarie US Trading LLC, a Delaware limited liability company in its capacity as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of Borrower having the name and title set forth below under his signature, hereby certifies in his capacity as Responsible Officer and not in his individual capacity, on behalf of Borrower for the benefit of the Secured Parties and pursuant to Section 8.01(d) of the Credit Agreement that such Responsible Officer of Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement:

In accordance with Section 8.01[(a)/(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the financial statements for the [fiscal month/fiscal quarter/fiscal year] ended [            ] required to be delivered pursuant to Section 8.01[(a)/(b)/(c)] of the Credit Agreement.  Such financial statements fairly present in all material respects the consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)](9)

Attached hereto as Annex B are the calculations used to determine compliance with each financial covenant contained in Section 10 of the Credit Agreement.

No Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which Borrower proposes to take the actions set forth on Annex C].

The representations and warranties made by Borrower in Section 7.04(b) of the Credit Agreement are true on and as of the date hereof, with the same force and effect as if made on and as of the date hereof[, except as provided for on Annex D attached hereto, with respect to each of which Borrower proposes to take the actions set forth on Annex D].

(9)  Insert language in brackets only for monthly and quarterly certifications.

Exhibit E-1

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

KADMON PHARMACEUTICALS, LLC

By
Name:
Title:

Exhibit E-2

Annex A to Compliance Certificate

FINANCIAL STATEMENTS

[see attached]

Exhibit E-3

Annex B to Compliance Certificate

CALCULATIONS OF FINANCIAL COVENANT COMPLIANCE

I.	Section 10.01: Minimum Liquidity

Amount of unencumbered cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which Administrative Agent has a first priority perfected security interest:

	(i) the last day of the most recently completed [fiscal month][fiscal quarter][fiscal year]:	$

	Is Line I(i) equal to or greater than $5,000,000?:	Yes: In compliance; No: Not in compliance

(10)II.	Section 10.02: Minimum Revenue

Revenue received by Obligors from sales of Products, Co-Promote Products or line extensions (to the extent that such Products, Co-Promote Products or line extensions are listed on Schedule 7.05(d) of the Credit Agreement as in effect from time to time) during the twelve consecutive month period ending on:

	(i) the last day of the most recently completed [fiscal month][fiscal quarter][fiscal year]:	$

	Is Line II(i) equal to or greater than $20,000,000?:	Yes: In compliance; No: Not in compliance

(10)  Include only for reports delivered with respect to periods after June 30, 2016 and on or prior to the occurrence of a Qualifying IPO.

Exhibit E-4

Exhibit F
to Credit Agreement

[INTENTIONALLY OMITTED]

Exhibit F-1

Exhibit G
to Credit Agreement

[INTENTIONALLY OMITTED]

Exhibit G-1

Exhibit H
to Credit Agreement

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT, dated as of [          ], 2015 (as amended or otherwise modified from time to time, this “Subordination Agreement”) is made among each party listed on the signature pages hereto as a “Subordinated Creditor” and each other Person that may from time to time become a party hereto as a “Subordinated Creditor” (collectively, the “Subordinated Creditors”), and Macquarie US Trading LLC, a Delaware limited liability company in its capacity as secured parties representative (in such capacity, the “Secured Parties Representative”).

W I T N E S S E T H:

WHEREAS, pursuant to the Third Amended and Restated Senior Secured Convertible Credit Agreement, dated as of August 28, 2015 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (“Borrower”), each guarantor from time to time party thereto (the “Guarantors”), Lenders from time to time party thereto and Macquarie US Trading LLC as Administrative Agent, collateral agent and custodian for the Lenders, the Lenders have extended a Commitment to make a term loan to Borrower;

WHEREAS, each Obligor (as defined in the Credit Agreement) is now or may hereafter become indebted or otherwise obligated to the Subordinated Creditors in respect of Indebtedness related to or resulting from, or non-equity investments by, any Subordinated Creditor (all such present and future Indebtedness or obligations owing to or investments made by the Subordinated Creditors (whether created directly or acquired by assignment or otherwise), and all interest, premiums and fees, if any, thereon and all other amounts payable in respect thereof and all rights and remedies of the Subordinated Creditors with respect thereto being collectively referred to as the “Intercompany Subordinated Debt”); and

WHEREAS, pursuant to Section 6.01(d)(x) of the Credit Agreement, each Subordinated Creditor is required to execute and deliver this Subordination Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Loans to Borrower pursuant to the Credit Agreement, the parties hereto hereby agree as follows.

SECTION 1
DEFINITIONS

Certain Terms.  Capitalized terms used herein without being herein defined have the meanings ascribed to them in the Credit Agreement.  In addition, the following terms (whether or not underscored) when used in this Subordination Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

Exhibit H-1

“Borrower” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Intercompany Subordinated Debt” is defined in the second recital.

“Lender” is defined in the preamble.

“paid in full” and “payment in full” means the prior indefeasible payment in cash in full of all Senior Indebtedness.  For purposes of this Subordination Agreement, the Senior Indebtedness shall not be deemed to have been paid in full until the Lenders shall have received full payment of the Senior Indebtedness in cash (other than indemnity obligations not yet due and payable).

“Secured Parties Representative” is defined in the preamble.

“Senior Indebtedness” is defined in Section 2.01(a).

“Subordinated Creditors” is defined in the preamble.

“Subordination Agreement” is defined in the preamble.

“Termination Date” means the first date on which the Senior Indebtedness has been paid in full and the Commitment under the Credit Agreement has expired or been terminated.

AGREEMENT

Agreement to Subordinate.  (a)   The Intercompany Subordinated Debt is and shall be subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment to the payment in full of all of all Obligations of the Obligors now existing or hereafter arising under any Loan Document (including for (i) principal on the Loans, (ii) interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 2.02(a), whether or not allowed as a claim in such proceeding) on the Obligations, (iii) any Prepayment Premium, (iv) out-of-pocket costs and expenses (including reasonable attorneys’ fees and out-of-pocket disbursements), and (v) any other fees, with all such Obligations (including as listed in clauses (a)(i) through (a)(v)) referred to collectively as the “Senior Indebtedness”).  The Obligors and the Subordinated Creditors waive notice of acceptance of this Subordination Agreement by the Lenders, and notice of and consent to the making, amount and terms of the Senior Indebtedness which may exist or be created from time to time and any renewal, extension, amendment or modification thereof, and any other action which each Lender in its sole and absolute discretion may take or omit to take with respect thereto.  The provisions of this Section shall constitute a continuing offer made for the benefit of and to the Lenders, and the Lenders are hereby irrevocably authorized to enforce such provisions.

No Obligor shall make, and no Subordinated Creditor shall receive or accept from any Obligor, any payment in respect of any Intercompany Subordinated Debt if any Default set forth

Exhibit H-2

in Section 11.01(h)—(j) of the Credit Agreement, or any other Event of Default, shall have occurred and be continuing or would result therefrom.

In Furtherance of Subordination.  (b)   Upon any distribution of all or any of the assets of any Obligor in the event of:

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to such Obligor, or to its creditors, as such, or to its assets, any liquidation, dissolution or other winding up of such Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Obligor,

then, and in any such event, unless the Lenders shall otherwise agree in writing, the Lenders shall receive payment in full of all amounts due or to become due (whether or not the Senior Indebtedness has been declared due and payable prior to the date on which the Senior Indebtedness would otherwise have become due and payable) on or in respect of all Senior Indebtedness (including post-petition interest, whether or not allowed as a claim) before the Subordinated Creditors or anyone claiming through or on their behalf (including any receiver, trustee, or otherwise) are entitled to receive any payment on account of principal of (or premium, if any) or interest on or other amounts payable in respect of the Intercompany Subordinated Debt, and to that end, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event, shall be paid or delivered directly to the Secured Parties Representative for the application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Termination Date.

If any proceeding, liquidation, dissolution or winding up referred to in Section 2.02(a) is commenced by or against any Obligor,

the Secured Parties Representative, on behalf of the Lenders, is hereby irrevocably authorized and empowered (in its own name or in the name of such Obligor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Intercompany Subordinated Debt above and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Intercompany Subordinated Debt) as the Secured Parties Representative may deem necessary or advisable for the exercise or enforcement of any of its rights or interests hereunder; provided, that in the event the Secured Parties Representative takes such action, the Secured Parties Representative shall apply all proceeds first, to the payment of the costs of enforcement of this Subordination Agreement, and second, to the payment and/or prepayment of the Senior Indebtedness as set forth in the Credit Agreement; and

the Subordinated Creditors shall duly and promptly take such reasonable action as the Secured Parties Representative may reasonably request (A) to collect the Intercompany

Exhibit H-3

Subordinated Debt for the account of the Lenders and to file appropriate claims or proofs of claim in respect of the Intercompany Subordinated Debt, (B) to execute and deliver to the Secured Parties Representative such powers of attorney, assignments, or other instruments as the Secured Parties Representative may reasonably request in order to enable it to enforce any and all claims with respect to, the Intercompany Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Intercompany Subordinated Debt.

All payments or distributions of assets of any Obligor, whether in cash, property or securities upon or with respect to the Intercompany Subordinated Debt which are received by the Subordinated Creditors contrary to the provisions of this Subordination Agreement or the Credit Agreement shall be received and held for the benefit of the Lenders, shall be segregated from other funds and property held in trust by the Subordinated Creditors and shall be forthwith paid over to the Secured Parties Representative in the same form as so received (with any necessary indorsement) to be applied, (in the case of cash) to, or held as collateral (in the case of noncash property or securities) for, the payment or prepayment of the Senior Indebtedness, whether matured or unmatured, in accordance with the terms of this Subordination Agreement and the Credit Agreement.

The Lenders are hereby authorized to demand specific performance of this Subordination Agreement, whether or not any Obligor or any Subordinated Creditor shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditors or any one of them shall have failed to comply with any of the provisions of this Subordination Agreement applicable to it.  The Subordinated Creditors hereby irrevocably waive any defense (other than the defense of payment in full of the Senior Indebtedness) based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

No Enforcement or Commencement of Any Proceedings.  Each Subordinated Creditor agrees that, until the Termination Date, (a) it will not accelerate the maturity of the Intercompany Subordinated Debt, exercise any remedies (including the assertion of any claims, motions, objections or arguments) or commence, or join with any creditor other than the Lenders in commencing, any proceeding referred to in Section 2.02(a) or (b) upon the occurrence and during the continuation of any Default set forth in Section 11.01(h)—(j) of the Credit Agreement or any Event of Default, take, or permit to be taken, any action to assert, collect or enforce the Intercompany Subordinated Debt or any part thereof.  The Subordinated Creditors also agree not to, directly or indirectly, whether in connection with an event or proceeding referred to in Section 2.02(a) or otherwise, take any action that would be in violation of, or inconsistent with, or result in a breach of, this Agreement or to challenge or contest (i) the validity, perfection, priority or enforceability of any Senior Indebtedness or the Liens held by the Lenders to secure the payment, performance or observance of all or any part of the Senior Indebtedness, (ii) the rights of the Lenders set forth in any of the Loan Documents with respect to any such Lien, or (iii) the validity or enforceability of any of the Loan Documents.

Liens.  (c)  Each Subordinated Creditor represents and warrants that the Intercompany Subordinated Debt is unsecured.  Each Subordinated Creditor agrees that it will not request or accept any security interest in any Collateral to secure the Intercompany Subordinated Debt; provided that, should such Subordinated Creditor obtain a lien or security interest on any asset or

Exhibit H-4

Collateral to secure all or any portion of the Intercompany Subordinated Debt for any reason (which action shall be in violation of this Agreement), notwithstanding the respective dates of attachment and perfection of the security interests in the Collateral in favor of Lenders or Subordinated Creditors, or any contrary provision of the UCC, or any applicable law or decision to the contrary, or the provisions of the Loan Documents or any agreement governing the Intercompany Subordinated Debt, and irrespective of whether any Subordinated Creditor or Lender holds possession of any or all part of the Collateral, all now existing or hereafter arising security interests in the Collateral in favor of each Subordinated Creditor in respect of the Intercompany Subordinated Debt shall at all times be subordinate to the security interest in such Collateral in favor of Lenders in respect of the Senior Indebtedness.

Each Subordinated Creditor acknowledges that Lenders have been granted liens upon the Collateral, and such Subordinated Creditor hereby consents thereto and to the incurrence of the Senior Indebtedness.

Until the Senior Indebtedness has been paid in full, in the event of any private or public sale or other disposition of all or any portion of the Collateral, Subordinated Creditor agrees that such Collateral shall be sold or otherwise disposed of free and clear of any liens in favor of Subordinated Creditor.  Subordinated Creditor agrees that any such sale or disposition of Collateral shall not require any consent from Subordinated Creditor, and Subordinated Creditor hereby waives any right it may have to object to such sale or disposition.

Each Subordinated Creditor agrees that it will not request or accept any guaranty of the Intercompany Subordinated Debt.

Rights of Subrogation.  The Subordinated Creditors agree that no payment or distribution to any Lender pursuant to the provisions of this Subordination Agreement shall entitle the Subordinated Creditors to exercise any rights of subrogation in respect thereof until the Termination Date.  The Subordinated Creditors agree that the subordination provisions contained herein shall not be affected by any action, or failure to act, by a Lender which results, or may result, in affecting, impairing or extinguishing any right of reimbursement or subrogation or other right or remedy of the Subordinated Creditors against the Obligors.

Subordination Legend; Further Assurances.  The Subordinated Creditors and the Obligors will cause each note and instrument (if any) evidencing the Intercompany Subordinated Debt to be endorsed with the following legend:

“The indebtedness evidenced by this instrument is subordinated to the prior payment in full (as defined in the Intercompany Subordination Agreement, dated as of August 28, 2015 (the “Intercompany Subordination Agreement”)) of the Senior Indebtedness as defined in, pursuant to, and to the extent provided in, the Intercompany Subordination Agreement by the maker hereof and payee named herein in favor of Macquarie US Trading LLC and any person now or hereafter designated as their agent.”

Each of the Obligors and the Subordinated Creditors hereby agrees to mark its books of account

Exhibit H-5

in such a manner as shall be effective to give proper notice of the effect of this Subordination Agreement and will, in the case of any Intercompany Subordinated Debt not evidenced by any note or instrument, following the occurrence and continuation of a Default set forth in Section 11.01(h)—(j) of the Credit Agreement or any Event of Default, upon Secured Party Representative’s request, cause such Intercompany Subordinated Debt to be evidenced by an appropriate note or instrument or instruments endorsed with the above legend.  Each of the Subordinated Creditors and the Obligors will at its expense and at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Secured Party Representative may reasonably request to protect any right or interest granted or to enable the Secured Parties Representative to exercise and enforce its rights and remedies hereunder.

No Change in or Disposition of Intercompany Subordinated Debt.  The Subordinated Creditors will not, without the prior written consent of Secured Party Representative (except to the extent that Subordinated Creditors are expressly permitted to do under the Credit Agreement in their respective capacities as “Obligors” thereunder):

sell, assign, transfer, endorse, pledge, encumber or otherwise Dispose of any of the Intercompany Subordinated Debt; or

permit the terms of any of the Intercompany Subordinated Debt to be changed in such a manner as to have a material adverse effect upon rights or interests of the Lenders.

Obligations Hereunder Not Affected.  All rights and interest of the Lenders hereunder, and all agreements and obligations of the Subordinated Creditors hereunder, shall remain in full force and effect irrespective of:

any lack of validity or enforceability of any document evidencing Senior Indebtedness;

any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to departure from any of the documents evidencing or relating to the Senior Indebtedness;

any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty or Loan Document, for all or any of the Senior Indebtedness;

any failure of a Lender to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of any Loan Document;

any reduction, limitation, impairment or termination of the Senior Indebtedness for any reason (other than payment in full of the Senior Indebtedness), including any claim of waiver, release, surrender, alteration or compromise, and any defense (other than the defense of payment in full of the Senior Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Indebtedness (which each Obligor and each Subordinated Creditor hereby waives any right to or claim of until the Termination Date to the maximum extent permitted by applicable law); and

Exhibit H-6

any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Senior Indebtedness) available to, or a discharge of, any Obligor in respect of the Senior Indebtedness or the Subordinated Creditors in respect of this Subordination Agreement.

This Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a Lender upon the insolvency, bankruptcy, reorganization or similar event of any Obligor or otherwise, all as though such payment had not been made.  The Subordinated Creditors acknowledge and agree that the Lenders may, without notice or demand and without affecting or impairing the Subordinated Creditors’ obligations hereunder, from time to time (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Senior Indebtedness or any part thereof, including to increase or decrease the rate of interest thereon or the principal amount thereof, (ii) take or hold security for the payment of the Senior Indebtedness and exchange, enforce, foreclose upon, waive and release any such security, (iii) apply such security and direct the order or manner of sale thereof as the Secured Parties Representative, in its sole discretion, may determine, (iv) release and substitute one or more endorsers, warrantors, borrower or other obligor, and (v) exercise or refrain from exercising any rights against Borrower or any other Person.

MISCELLANEOUS

Loan Document.  This Subordination Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Section 12 thereof.

Binding on Successors, Transferees and Assigns; Continuing Agreement.  This Subordination Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon each Obligor and each Subordinated Creditor and their respective successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns; provided that no Obligor or Subordinated Creditor may (unless otherwise permitted under the terms of the Credit Agreement or this Subordination Agreement) assign any of its obligations hereunder without the prior written consent of the Secured Party Representative.  This Subordination Agreement is a continuing agreement of subordination and the Lenders may, from time to time and without notice to the Subordinated Creditors, extend credit to or make other financial arrangements with each Obligor in reliance hereon.

Amendments.  This Subordination Agreement may be amended only by a written instrument signed by Secured Party Representative and each Subordinated Creditor.  The performance of any obligation of any party hereto may be waived only by a written instrument signed by the party against which such waiver is sought to be enforced.  Any such waiver, amendment or consent shall be effective only in the specific instance and for the specific purpose for which given.

Exhibit H-7

Notices.  All notices and other communications provided for hereunder shall be in writing (including by telecopy or electronic communication (including e-mail and Internet or intranet websites)) or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party set forth in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party.  Notices to Subordinated Creditors that are not Obligors shall be made to the Borrower on behalf of such Subordinated Creditor at the Borrower’s address set forth in the Credit Agreement.  Any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice, if transmitted by facsimile or electronic communication, shall be deemed given when transmitted and electronically confirmed (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

No Waiver; Remedies.  No failure or delay on the part of a Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Headings.  The various headings of this Subordination Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Subordination Agreement or any provisions thereof.

Severability.  Any provision of this Subordination Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Subordination Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Governing Law, Entire Agreement, etc.  THIS SUBORDINATION AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  THIS SUBORDINATION AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY LENDER, ANY SUBORDINATED CREDITOR OR LOAN PARTY IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN

Exhibit H-8

THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, NEW YORK COUNTY; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE SECURED PARTY REPRESENTATIVE’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED ON SCHEDULE 11.2 OF THE CREDIT AGREEMENT.  EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Counterparts.  This Subordination Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Subordination Agreement by email (e.g. “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Subordination Agreement.

Waiver of Jury Trial.  THE LENDERS AND EACH OTHER PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF A LENDER, SUCH SUBORDINATED CREDITOR OR LOAN PARTY IN CONNECTION THEREWITH.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THE LOAN DOCUMENTS.

[SIGNATURE PAGE FOLLOWS]

Exhibit H-9

IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed and delivered as of the date first above written.

SUBORDINATED CREDITORS:

KADMON PHARMACEUTICALS, LLC

By
Name:
Title:

KADMON CORPORATION, LLC

By
Name:
Title:

KADMON HOLDINGS, LLC

By
Name:
Title:

KADMON RESEARCH INSTITUTE, LLC

By
Name:
Title:

THREE RIVERS RESEARCH INSTITUTE I, LLC

By
Name:
Title:

THREE RIVERS BIOLOGICS, LLC

By
Name:
Title:

THREE RIVERS GLOBAL PHARMA, LLC

By
Name:
Title:

Exhibit H-10

KADMON INTERNATIONAL, LTD

By
Name:
Title:

KADMON AUSTRALIA PTY LTD.

By
Name:
Title:

THREE RIVERS GLOBAL PHARMA LIMITED

By
Name:
Title:

THREE RIVERS PHARMACEUTICAL LIMITED

By
Name:
Title:

SECURED PARTY REPRESENTATIVE:

MACQUARIE US TRADING LLC, as Secured Party Representative for the Lenders

By
Name:
Title:

Exhibit H-11

ACKNOWLEDGED AND ACCEPTED:

By its signature below, each Obligor agrees that it will not take any action in contravention of the provisions of this Subordination Agreement:

KADMON PHARMACEUTICALS, LLC

By
Name:
Title:

KADMON CORPORATION, LLC

By
Name:
Title:

KADMON HOLDINGS, LLC

By
Name:
Title:

KADMON RESEARCH INSTITUTE, LLC

By
Name:
Title:

THREE RIVERS RESEARCH INSTITUTE I, LLC

By
Name:
Title:

THREE RIVERS BIOLOGICS, LLC

By
Name:
Title:

THREE RIVERS GLOBAL PHARMA, LLC

By
Name:
Title:

Exhibit H-12

Exhibit I

to Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

[date]

Reference is made to the Third Amended and Restated Senior Secured Convertible Credit Agreement dated as of August 28, 2015 (as amended and in effect on the date hereof, the “Credit Agreement”), by and among Kadmon Pharmaceuticals, LLC, a Pennsylvania limited liability company (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto and Macquarie US Trading LLC, as Administrative Agent for such lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings.

[Name of assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [Name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”)  in  the  Assignor’s  rights  and  obligations  under  the  Credit  Agreement,  including,  without limitation, the interests set forth below in the Loans of the Assignor on the Assignment Date, but excluding  accrued  interest  and  fees  to  and  excluding  the  Assignment  Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 5.03(e)(ii) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim other than Permitted Liens and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Exhibit I-1

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action  necessary,  to  execute  and  deliver  this  Assignment  and  Acceptance  and  to  consummate  the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible Assignee under the Credit Agreement including Section 13.05 thereof (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date, unless otherwise agreed in writing by the Administrative Agent.

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Assignment Date:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Exhibit I-2

Facility	Principal Amount Assigned	Percentage Assigned of Loans (set forth, to at least 8 decimals, as a percentage of the aggregate Loans of all Lenders thereunder)

Loan:	$		%

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:

[Name of Assignee], as Assignee
By:
Name:
Title:

The undersigned hereby consents to the within assignment, to the extent required pursuant to Section 13.05(b) of the Credit Agreement:

Kadmon Pharmaceuticals, LLC, as Borrower

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:
Macquarie US Trading LLC, as Administrative Agent
By:
Name:
Title:

Exhibit I-3